AGREEMENT AND PLAN OF AMALGAMATION
Dated as of September 17, 2009
Among
GENESIS LEASE LIMITED,
AERCAP HOLDINGS N.V.
and
AERCAP INTERNATIONAL BERMUDA LIMITED

(continued)

i

(continued)

ii

(continued)

iii

     AGREEMENT AND PLAN OF AMALGAMATION, dated as of September 17, 2009 (this “Agreement”), among GENESIS LEASE LIMITED, a Bermuda exempted company (“Genesis”), AERCAP HOLDINGS N.V., a Netherlands public limited liability company (“AerCap”) and AERCAP INTERNATIONAL BERMUDA LIMITED, a Bermuda exempted company and a wholly-owned subsidiary of AerCap (“Amalgamation Sub”). Certain capitalized terms used herein have the meanings assigned to them in Section 9.13(a) or elsewhere in this Agreement as described in Section 9.13(b).
     WHEREAS, the board of directors of Genesis has adopted this Agreement and the Amalgamation Agreement and authorized and approved the amalgamation of Genesis with Amalgamation Sub upon the terms and subject to the conditions set forth herein (the “Amalgamation”) and deems it fair to, advisable and in the best interests of Genesis and its shareholders taken as a whole to enter into this Agreement and to consummate the Amalgamation and the other transactions contemplated hereby;
     WHEREAS, the board of directors of AerCap has adopted this Agreement, authorized and approved the issuance of AerCap Common Shares in the Amalgamation (the “Share Issuance”) and deems it fair to, advisable and in the best interests of AerCap and its stakeholders to enter into this Agreement and to consummate the Share Issuance and the other transactions contemplated hereby;
     WHEREAS, the board of directors of Amalgamation Sub has adopted this Agreement, authorized and approved the Amalgamation, and deems it advisable and in the best interests of Amalgamation Sub to enter into this Agreement and to consummate the Amalgamation and the other transactions contemplated hereby;
     WHEREAS, this Agreement is being entered into in accordance with the Companies Act 1981 of Bermuda, as amended (the “Companies Act”);
     WHEREAS, for U.S. federal income tax purposes, the Amalgamation is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);
     WHEREAS, Genesis, AerCap and Amalgamation Sub desire to make certain representations, warranties and agreements in connection with the Amalgamation and also to prescribe various conditions to the Amalgamation;
     WHEREAS, as a condition, and an inducement, to AerCap’s willingness to enter into this Agreement, prior to the execution of this Agreement, the parties shall have obtained all waivers deemed by AerCap and Genesis to be necessary or advisable in connection with the execution of this Agreement, the Amalgamation and the other transactions contemplated hereby in respect of each of the credit facilities set forth on Schedule I hereto (the “Agreement Waivers”); and
     WHEREAS, as a condition, and an inducement, to AerCap’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, GE Capital Aviation Services

Limited, a company incorporated under the laws of Ireland (“Servicer”), and each of the other parties thereto have executed and delivered to AerCap the Service Provider Agreements.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
THE AMALGAMATION
     1.1 The Amalgamation; Effective Time. Subject to the provisions of this Agreement and the amalgamation agreement attached as Exhibit A (the “Amalgamation Agreement”), AerCap, Amalgamation Sub and Genesis will cause (i) the Amalgamation Agreement to be executed and delivered and (ii) an application for registration of an amalgamated company (the “Amalgamation Application”) to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Companies Act on or prior to the Closing Date and will cause the Amalgamation to become effective pursuant to the Companies Act on the Closing Date. The Amalgamation shall become effective upon the issuance of a certificate of amalgamation by the Registrar (the “Certificate of Amalgamation”) or such other time as the Certificate of Amalgamation may provide. The parties agree that they will request the Registrar to provide in the Certificate of Amalgamation that the effective time will be the time when the Amalgamation Application is filed with the Registrar (or where the Amalgamation Application is filed with the Registrar prior to the Closing Date, the time designated as the effective time in the Amalgamation Application), or another time mutually agreed by the parties (the “Effective Time”).
     1.2 Closing. The closing of the Amalgamation (the “Closing”) will take place at 10:00 a.m. (New York City time) on the date (the “Closing Date”) that is the second business day after the satisfaction or waiver (if such waiver is permitted and effective under applicable Law) of the latest to be satisfied or waived of the conditions set forth in ARTICLE VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties. The Closing shall be held at the offices of Milbank, Tweed, Hadley & McCloy LLP located at One Chase Manhattan Plaza, New York, NY, 10005, unless another place is agreed to in writing by the parties.
     1.3 Effects of the Amalgamation. As of the Effective Time, subject to the terms and conditions of this Agreement and the Amalgamation Agreement, Genesis shall be amalgamated with Amalgamation Sub and the amalgamated company (the “Amalgamated Company”) shall continue after the Amalgamation. The parties acknowledge and agree that for purposes of Bermuda Law (a) the Amalgamation shall be effected so as to constitute an “amalgamation” and (b) the Amalgamated Company shall be deemed to be an “amalgamated company” in accordance with Section 104 of the Companies Act. Under Section 109 of the Companies Act, from and after the Effective Time: (i) the Amalgamation of Genesis and Amalgamation Sub and their continuance as one company shall become effective; (ii) the property of each of Genesis and Amalgamation Sub shall become the property of the Amalgamated Company; (iii) the Amalgamated Company shall continue to be liable for the obligations and liabilities of each of

Genesis and Amalgamation Sub; (iv) any existing cause of action, claim or liability to prosecution shall be unaffected; (v) a civil, criminal or administrative action or proceeding pending by or against Genesis or Amalgamation Sub may be continued to be prosecuted by or against the Amalgamated Company; and (vi) a conviction against, or ruling, order or judgment in favor of or against, Genesis or Amalgamation Sub may be enforced by or against the Amalgamated Company.
     1.4 Amalgamated Company Memorandum of Association and Bye-laws. Subject to Section 6.7, the memorandum of association of Amalgamation Sub as in effect immediately prior to the Effective Time shall be the memorandum of association of the Amalgamated Company, until thereafter changed or amended as provided therein or by applicable Law. Subject to Section 6.7, the bye-laws of Amalgamation Sub as in effect at the Effective Time shall be the bye-laws of the Amalgamated Company, until thereafter changed or amended as provided therein or by applicable Law.
     1.5 Directors and Officers of the Amalgamated Company.
          (a) The parties hereto shall take all actions necessary so that the board of directors of Amalgamation Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Amalgamated Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.
          (b) The parties hereto shall take all actions necessary so that the officers of Amalgamation Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Amalgamated Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.
     1.6 Amalgamated Company Name. Genesis and AerCap shall take all actions reasonably necessary so that immediately after the Effective Time the name of the Amalgamated Company shall be “AerCap International Bermuda Limited.”
ARTICLE II
CONVERSION OF GENESIS SECURITIES; EXCHANGE OF CERTIFICATES
     2.1 Effect on Share Capital. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Amalgamation and without any action on the part of the holder of any common shares in Genesis, each having a par value of $0.001 (each, a “Genesis Common Share”), which Genesis Common Shares have been issued in the form of American Depositary Shares (each, an “ADS”), with each ADS representing one Genesis Common Share and either evidenced by physical certificated American Depositary Receipts (each, an “ADR” and each such certificate shall hereinafter be referred to as a “Genesis Certificate”) or issued in uncertificated form through book-entry or other registration system:
          (a) Conversion of Genesis Common Shares. Each Genesis Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and converted into the right to receive one (1) (the “Exchange Ratio”) ordinary share in AerCap, each having a par value of €0.01 (the “Amalgamation Consideration”), subject in the case of Genesis Restricted Shares, to Section 2.3(b). Each ordinary share in AerCap, having a par value of €0.01 per share, hereinafter is referred to as an “AerCap Common Share.” Upon such conversion, each holder of Genesis Common Shares immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such shares except the right to receive the Amalgamation Consideration. The Amalgamation Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into AerCap Common Shares or Genesis Common Shares), reorganization, recapitalization, reclassification or other like change with respect to AerCap Common Shares or Genesis Common Shares having a record date on or after the date hereof and prior to the Effective Time.
          (b) Cancellation of AerCap-Owned Securities. Notwithstanding anything in this Agreement to the contrary, all Genesis Common Shares that are owned by AerCap or by any wholly-owned subsidiary of AerCap immediately prior to the Effective Time shall, by virtue of the Amalgamation, and without any action on the part of the holder thereof, automatically be cancelled and retired without any conversion thereof and shall cease to exist, and no payment shall be made in respect thereof.
          (c) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Genesis Common Shares held by a person who did not vote in favor of the Amalgamation and who complies with all the provisions of the Companies Act concerning the right of holders of Genesis Common Shares to require appraisal of their Genesis Common Shares pursuant to Bermuda Law (any such shareholder, a “Dissenting Shareholder,” and such Genesis Common Shares, “Dissenting Shares”) shall not be converted into the right to receive the Amalgamation Consideration as described in Section 2.1(a), but shall be cancelled and converted into the right to receive the fair value thereof, as appraised by the Supreme Court of Bermuda under Section 106 of the Companies Act. In the event that a Dissenting Shareholder fails to perfect, effectively withdraws or otherwise waives any right to appraisal, its Genesis Common Shares shall be cancelled and converted as of the Effective Time into the right to receive the Amalgamation Consideration for each such Dissenting Share. Genesis shall give AerCap (i) prompt notice of (A) any written demands for appraisal of Dissenting Shares or withdrawals of such demands received by Genesis and (B) to the extent that Genesis has actual knowledge, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares, and (ii) the opportunity to participate with Genesis in all negotiations and proceedings with respect to any demands for appraisal under the Companies Act. Neither Genesis nor AerCap shall, without the prior written consent of the other party (not to be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.
     2.2 Exchange Procedures.
          (a) Exchange Agent. Prior to the Effective Time, Genesis shall designate an exchange agent (the “Exchange Agent”) for the purpose of exchanging ADSs outstanding immediately prior to the Effective Time for the Amalgamation Consideration. Prior to or at the Effective Time, AerCap shall take all actions reasonably necessary (including proper registration of the AerCap Common Shares to be issued in connection with the Amalgamation in accordance with Netherlands Law) to facilitate the exchange by the Exchange Agent of the ADSs for

AerCap Common Shares in connection with the Amalgamation, and deposit or cause to be deposited any dividends or distributions to which the shareholders of Genesis may be entitled pursuant to Section 2.2(c). Such Amalgamation Consideration to be exchanged by the Exchange Agent for ADSs and dividends or distributions, if any, so deposited are hereinafter referred to as the “Exchange Fund.” No interest shall be paid or accrued for the benefit of holders of ADSs on cash amounts, if any, payable upon the surrender of such shares pursuant to this Section 2.2.
          (b) Exchange Procedures. As promptly as practicable following the Effective Time, AerCap or the Amalgamated Company shall cause the Exchange Agent to mail to each ADS holder, (i) an ADS letter of transmittal (which shall be in such form and have such other provisions as the parties may reasonably specify prior to the Closing Date) and (ii) where applicable, instructions for use in effecting the surrender of ADSs in exchange for the Amalgamation Consideration. After the Effective Time, upon surrender of the ADSs previously held by an ADS holder in accordance with this Section 2.2, together with such ADS letter of transmittal duly executed (or, in the case of persons participating in The Depositary Trust Company (“DTC”), in accordance with DTC’s procedures), and such other documents as the Exchange Agent may reasonably require, a holder of ADSs shall be entitled to receive in exchange therefor a certificate or book-entry representing that number of whole AerCap Common Shares, and any ADS surrendered in respect thereof shall forthwith be marked as cancelled. In the event of a surrender of ADSs that is not registered in the applicable records of the Depositary, a certificate or book-entry representing the proper number of AerCap Common Shares may be issued to a transferee if the ADS is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.
          (c) Distributions with Respect to Unexchanged Shares and ADSs. No dividends or other distributions declared or made with respect to AerCap Common Shares with a record date on or after the Effective Time shall be paid to any shareholder of Genesis holding any unsurrendered ADSs with respect to the AerCap Common Shares represented thereby, until such shareholder shall surrender such ADSs in accordance with the procedures set forth in this ARTICLE II. Following the surrender of any such ADSs in accordance with the procedures set forth in this ARTICLE II, such shareholder shall be entitled to receive, in addition to the consideration set forth in Section 2.1(a), without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date on or after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole AerCap Common Shares which a shareholder of Genesis holding Genesis Common Shares is entitled to receive hereunder, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole AerCap Common Shares which such shareholder is entitled to receive hereunder.
          (d) No Further Rights in Genesis Common Shares. All Amalgamation Consideration paid or issued upon the surrender of title to ADSs in accordance with the terms of this ARTICLE II (including any cash paid pursuant to this ARTICLE II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shareholders of Genesis, in their capacity as shareholders of Genesis prior to the Effective Time. There shall be no further registration of transfers on the stock transfer books of the Amalgamated Company of the ADSs which were outstanding immediately prior to the Effective Time. If, after the Effective Time, ADSs are presented to AerCap or to the Amalgamated Company or to the Exchange Agent for any reason, they shall be marked as cancelled and exchanged in accordance with this ARTICLE II, except as otherwise required by Law.
          (e) Lost, Stolen or Destroyed Genesis Certificates. In the event any Genesis Certificate shall have been lost, stolen or destroyed, AerCap and Genesis shall use reasonable best efforts to cause the Depositary to take such actions as are necessary or appropriate pursuant to the terms of Section 2.8 of the Deposit Agreement (whether the agreement is still in force or not) in respect of such lost, stolen or destroyed Genesis Certificates.
          (f) Termination of Exchange Fund. Unless a longer period is prescribed by applicable Law or AerCap’s agreement with the Exchange Agent, any portion of the Exchange Fund that remains undistributed to the shareholders of Genesis for twelve (12) months after the Effective Time shall be delivered to AerCap, upon demand, and any shareholders of Genesis who have not theretofore complied with this ARTICLE II shall thereafter look only to AerCap for payment of their claim for the Amalgamation Consideration and any dividends or distributions with respect to AerCap Common Shares.
          (g) No Liability. To the extent allowed under applicable Law, any Amalgamation Consideration and any dividends or distributions with respect to AerCap Common Shares comprising the Amalgamation Consideration that remain undistributed to the shareholders of Genesis shall be delivered to and become the property of AerCap on the day immediately prior to the day that such property is required to be delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law. None of AerCap, Amalgamation Sub, the Amalgamated Company or the Exchange Agent shall be liable to any shareholder of Genesis for any such property delivered to AerCap or to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (h) Withholding. The Exchange Agent, AerCap and the Amalgamated Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any shareholder of Genesis such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Exchange Agent, AerCap or the Amalgamated Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Genesis Common Shares in respect of which such deduction and withholding was made. The parties agree to cooperate with each other for purposes of determining whether any Taxes are required to be withheld with respect to the Amalgamation.
     2.3 Genesis Equity Awards.
          (a) Genesis Stock Options. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the transactions contemplated by this Agreement and without any action on the part of any holder of any outstanding option to purchase Genesis Common Shares under any Genesis Share Plan, whether vested or unvested, exercisable or unexercisable (each, a “Genesis Share Option”), each Genesis Share Option that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire Genesis Common Shares and shall be converted into an option (a “New Option”) to purchase, on the same terms and conditions as were applicable under the terms of the Genesis Share Plan under which the Genesis Share Option was granted and the applicable award agreement related thereto (taking into account any accelerated vesting thereunder), such number of AerCap Common Shares and at an exercise price per share determined as follows:
          (1) Number of Shares. The number of AerCap Common Shares subject to a New Option shall be equal to the product of (A) the number of Genesis Common Shares subject to such Genesis Share Option immediately prior to the Effective Time and (B) the Exchange Ratio; and
          (2) Exercise Price. The exercise price per AerCap Common Share purchasable upon exercise of a New Option shall be equal to (A) the per share exercise price of the Genesis Share Option divided by (B) the Exchange Ratio.
     The foregoing adjustments shall (i) in the case of any Genesis Share Option that is intended to be an “incentive stock option” under Section 422 of the Code, be determined in a manner consistent with the requirements of Section 424(a) of the Code and (ii) in the case of any Genesis Share Option that is not intended to be an “incentive stock option,” be determined in a manner consistent with the requirements of Section 409A of the Code.
          (b) Genesis Restricted Shares. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the transactions contemplated by this Agreement and without any action on the part of any holder of any Genesis Restricted Share, each Genesis Restricted Share that is outstanding immediately prior thereto shall, after giving effect to Section 2.1(a), retain the same terms and conditions as were applicable under the terms of the Genesis Share Plan under which the Genesis Restricted Share was granted and the applicable award agreement related thereto (taking into account any lapse of restrictions thereunder).
          (c) Corporate Actions. Prior to the Effective Time, Genesis, or its board of directors or an appropriate committee thereof, shall take all action necessary and within its right and authority to give effect to the provisions of Section 2.3(a) and Section 2.3(b), including (i) adopting all necessary board or committee resolutions to effectuate the appropriate provisions of the Genesis Share Plan, effective as of the Effective Time, and (ii) approving amended award agreements with respect to the New Options consistent with the provisions of Section 2.3(a), in a form reasonably requested by AerCap and approved by Genesis, effective as of the Effective Time.
          (d) Registration. If registration of, or notice with respect to, any interests in the Genesis Share Plans or any other Genesis Benefit Plan or the AerCap Common Shares issuable thereunder is required under the Securities Act or The Act on Financial Supervision (Wet op het financieel toezicht (Wft)), respectively, AerCap shall as soon as reasonably practicable after the Effective Time and in any event within five (5) business days thereafter (i) file with the SEC a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to such interests of AerCap Common Shares, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or the prospectuses contained therein) for so long as the relevant Genesis Share Plans or other Genesis Benefit Plans, as applicable, remain in effect and such registration of interests therein or the AerCap Common Shares issuable thereunder continues to be required and (ii) provide the Netherlands Authority for the Financial Markets with the requisite notice.
          (e) Notice to Equity Award Holders. As soon as practicable after the Effective Time, AerCap shall deliver to the holders of Genesis Share Options and Genesis Restricted Shares appropriate notices stating that the Genesis Share Options and Genesis Restricted Shares and related agreements have been assumed by AerCap and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF AERCAP
     Except as (i) set forth in the disclosure letter delivered by AerCap to Genesis simultaneously with the execution of this Agreement by AerCap (the “AerCap Disclosure Letter”) (the disclosure in any Section of the AerCap Disclosure Letter shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another Section of this Agreement) or (ii) disclosed in AerCap’s SEC Documents filed with or furnished to the SEC on or after January 1, 2007 and prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or forward-looking statements contained therein), AerCap (and Amalgamation Sub with respect to Sections 3.1(a), 3.1(c), 3.3 and 3.9(b)) hereby represents and warrants to Genesis as follows:
     3.1 Organization, Standing and Power.
          (a) Each of it and its subsidiaries is a company or other legal entity duly organized and validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) The copy of its articles of association (statuten), as amended on June 12, 2009, included as an exhibit to the AerCap Disclosure Letter, is a true, complete and correct copy of such document, is in full force and effect and has not been amended or otherwise modified.
          (c) (i) A true and complete copy of the memorandum of association of Amalgamation Sub, as of the date of this Agreement, has previously been made available to Genesis, (ii) Amalgamation Sub was formed by AerCap solely for the purpose of effecting the Amalgamation and the other transactions contemplated by this Agreement, and (iii) Amalgamation Sub has not conducted any business prior to the date hereof and has no, and immediately prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.
     3.2 Capital Structure.
          (a) Its authorized share capital and outstanding common shares as of the date set forth in the corresponding section of the AerCap Disclosure Letter, including any shares reserved for issuance upon the exercise or payment of outstanding warrants and outstanding stock options or other equity related awards (such stock option and other equity-based award plans, agreements and programs, collectively, the “AerCap Share Plans”), is as described in the corresponding section of the AerCap Disclosure Letter. None of the AerCap Common Shares are held by it or by its subsidiaries. All of the outstanding AerCap Common Shares have been duly authorized and validly issued and are fully paid and not subject to preemptive rights. Section 3.2(a) of the AerCap Disclosure Letter sets forth a list of all warrants, options, restricted stock, restricted stock units or other equity awards outstanding as of the date hereof.
          (b) Since, in the case of AerCap, the date referred to in the first sentence of the preceding paragraph, and, in the case of any of its subsidiaries, January 1, 2009, it has not issued or permitted to be issued any common shares, share appreciation rights or securities exercisable or exchangeable for or convertible into shares in its or any of its subsidiaries’ share capital.
          (c) It or one of its wholly-owned subsidiaries owns all of the issued and outstanding shares in the share capital of its subsidiaries, beneficially and of record, and all such shares are fully paid and non-assessable, if applicable, and free and clear of any claim, lien or encumbrance.
          (d) No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which shareholders may vote (“Voting Debt”) of it or any of its subsidiaries are issued or outstanding.
          (e) Except for options or other equity-based awards issued or to be issued under the AerCap Share Plans, there are no options, other equity-based awards, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound (i) obligating it or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or any Voting Debt or other equity rights of it or any of its subsidiaries, (ii) obligating it or any of its subsidiaries to grant, extend or enter into any such option, other equity-based award, warrant, call, convertible or exchangeable security, right, commitment or agreement or (iii) that provide the economic equivalent of an equity ownership interest in it or any of its subsidiaries.
          (f) None of it or any of its subsidiaries is a party to any member or shareholder agreement, voting trust agreement or registration rights agreement relating to any equity securities of it or any of its subsidiaries or any other agreement relating to disposition, voting or dividends with respect to any equity securities of it or any of its subsidiaries. There are no outstanding contractual obligations of it or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares in the share capital of it or any of its subsidiaries.
          (g) Since January 1, 2009 through the date of this Agreement, it has not declared, set aside, made or paid to its shareholders, dividends or other distributions on the outstanding shares in its share capital.
          (h) It has not waived any voting cut-back, transfer restrictions or similar provisions of its or its subsidiaries’ articles of association (statuten) or bye-laws with respect to any of its or their shareholders, except for such waivers set forth in its or its subsidiaries’ articles of association (statuten) or bye-laws.
     3.3 Authority; Non-Contravention.
          (a) It has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. No vote of the holders of any class or series of AerCap share capital is necessary to approve this Agreement and to consummate the transactions contemplated hereby (including the Amalgamation). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part and no other corporate proceedings on its part are necessary to authorize this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.
          (b) Neither the execution and delivery of this Agreement by it nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the terms or provisions hereof, will (i) violate any provision of its articles of association (statuten) or the articles of association, bye-laws or equivalent organizational documents of any of its subsidiaries or (ii) assuming that the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(c) are duly obtained or made, (A) violate any Law applicable to it or any of its subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon (1) any Permit or (2) any of the respective properties or assets of it or any of its subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, AerCap Benefit Plan or other agreement, obligation or instrument to which it or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (with respect to clause (ii)) for such violations, conflicts or breaches that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority, body, agency, official or instrumentality, domestic or foreign, or self-regulatory organization or other similar non-governmental regulatory body (each, a “Governmental Entity”), is required to be made or obtained by it or any of its subsidiaries in connection with the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby, except for (i) the filing of the Amalgamation Application and related attachments with the Registrar, (ii) such other applications, filings, authorizations, orders and approvals as may be required under applicable Laws of any jurisdiction and any approvals thereof, which are set forth in Section 3.3(c) of the AerCap Disclosure Letter, (iii) the filing with the SEC or the Registrar of such registrations, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including the Proxy Statement/Prospectus, and the obtaining from the SEC of such orders as may be required in connection therewith, (iv) compliance with any applicable requirements of the New York Stock Exchange (the “NYSE”), as applicable, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various jurisdictions in connection with the issuance of the AerCap Common Shares pursuant to this Agreement, (vi) such filings and approvals as are required to be made or obtained under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”), the Securities Act, the Exchange Act, the Turkish Regulation, the German Regulation and the Indian Regulation, (vii) such filings and approvals as are required to be made with or to those other Governmental Entities regulating competition and antitrust Laws and (viii) for any other such consent, approval, order or authorization of, or registration, declaration or filings, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
     3.4 SEC Documents; Regulatory Reports; Undisclosed Liabilities.
          (a) It and its subsidiaries have timely filed or furnished all required reports, schedules, registration statements and other documents with or to the SEC since January 1, 2008 (the “SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of its or its subsidiaries’ SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of it and its subsidiaries included in its SEC Documents complied, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of it and its consolidated subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to its SEC Documents.

          (b) Except for (i) those liabilities that are reflected or reserved for in its consolidated financial statements included in its Annual Report on Form 20-F for the year ended December 31, 2008, as filed with the SEC prior to the date of this Agreement, (ii) liabilities and obligations incurred pursuant to this Agreement, (iii) liabilities incurred since December 31, 2008 in the ordinary course of business and (iv) liabilities which have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, it and its subsidiaries do not have, and since December 31, 2008, it and its subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements in accordance with GAAP).
     3.5 Compliance with Applicable Laws and Reporting Requirements. Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:
          (a) It and its subsidiaries hold in full force and effect all permits, certifications, registrations, permissions, consents, franchises, concessions, licenses, variances, exemptions, orders, approvals and authorizations of all Governmental Entities necessary for the ownership and conduct of the business of it and its subsidiaries in each of the jurisdictions in which it or its subsidiaries currently conduct or operate its business (the “Permits”), and it and its subsidiaries are in compliance with the terms and requirements of its Permits and any applicable law, statute, ordinance, common law, arbitration award, or any rule, regulation, judgment, order, writ, injunction, decree, agency requirement or published interpretation of any Governmental Entity, in each of the jurisdictions in which it or its subsidiaries currently conduct business or operate (collectively, “Laws”). The businesses of it and its subsidiaries have not been, and are not being, conducted in violation of any applicable Laws (including the USA PATRIOT Act of 2001, as amended, the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd 1 et seq., as amended (or any other similar applicable foreign, federal, or state legal requirement), anti-money laundering laws, anti-terrorism laws and all applicable laws or other legal requirements relating to the retention of e-mail and other information). It and its subsidiaries have not received, at any time since January 1, 2007, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any Laws or the terms and requirements of any Permit or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any Permit. All applications required to have been filed for the renewal of each Permit or other filings required to be made with respect to each Permit held by it or its subsidiaries have been duly filed on a timely basis with the appropriate Governmental Entity.
          (b) It has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to it, including its consolidated subsidiaries, is made known to its principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting its principal executive officer and principal financial officer to material information required to be included in its periodic reports under the Exchange Act and ensure that the information required to be disclosed in its SEC Documents is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. It and its subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The records, systems, controls, data and information of it and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its subsidiaries or accountants (including all means of access thereto and therefrom) and are held or maintained in such places as may be required under all applicable Laws. It has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to its auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in internal controls.
          (c) There are no outstanding loans or other extensions of credit made by it or any of its subsidiaries to any of its executive officers (as defined in Rule 3b-7 under the Exchange Act) or directors.
          (d) Neither it nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among it and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item E of Form 20-F of the SEC)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, it or any of its subsidiaries in the SEC Documents.
          (e) Since January 1, 2007, it has complied with the applicable listing and corporate governance rules and regulations of the NYSE in all material respects.
     3.6 Legal and Arbitration Proceedings and Investigations. There are no claims, suits, actions, proceedings, arbitrations or other proceedings whether judicial, arbitral or administrative, civil or criminal (“Legal Proceedings”) pending or, to its knowledge, threatened, against it or any of its subsidiaries, any present or former officer, director or employee thereof in his or her capacity as such or any person for whom it or its subsidiaries may be liable or any of their respective properties, that, if determined or resolved adversely against it, would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, nor are there any writs, judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator binding upon it or any of its subsidiaries or any of their respective assets or properties that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To its knowledge, since January 1, 2007, there have been no formal or informal SEC inquiries, investigations or subpoenas, other Governmental Entity inquiries or investigations or internal investigations or material whistle-blower complaints pending or otherwise threatened involving it or its subsidiaries or any current or former officer or director thereof in his or her capacity as such, other than, in each case, those that if determined or resolved adversely against it would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
     3.7 Taxes.
          (a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, it or any of its subsidiaries have been filed when due (taking into account extensions of time to file) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes which are imposed, charged, assessed, levied or payable by, or on behalf of, it or any of its subsidiaries, have been paid or, insofar as such Tax has not been paid, it has been provided for in the financial statements in accordance with GAAP.
          (b) There are no liens for any Taxes upon the assets of it or any of its subsidiaries, other than (i) statutory liens for Taxes not yet due and payable or (ii) liens for Taxes which are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on its financial statements in accordance with GAAP.
          (c) It and each of its subsidiaries have established in accordance with GAAP on its financial statements most recently filed with or furnished to the SEC an adequate accrual or provision for all material Taxes not yet due and payable as of the date of such financial statements, and such reserves are clearly identified as reserves for current or deferred Taxes. Any asset reflected in such financial statements relating to current or deferred Taxes also is established in accordance with GAAP and without provision for any valuation allowance with respect to recovery of the asset.
          (d) There is no claim, audit, appeal, action, suit, proceeding, examination or investigation now pending or, to its knowledge, threatened against or with respect to it or any of its subsidiaries in respect of any Tax or Tax Asset, and any deficiencies asserted or assessments made as a result of any claim, audit, suit, proceeding, examination or investigation have been paid in full.
          (e) It and each of its subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. It and each of its subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.
          (f) Neither it nor any of its subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than indemnities included in the ordinary course of business or in employment contracts) that will require any payment by it or any of its subsidiaries of any Tax of another person after the Closing Date.
          (g) Neither it nor any of its subsidiaries has entered into a “listed transaction” within the meaning of Section 6707A of the Code.

          (h) Neither it nor any of its subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, (iii) has granted any power of attorney that is in force with respect to any matters relating to any material Taxes, (iv) has applied for a ruling from a Taxing Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority that is pending, or (v) has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any concessions, private letter rulings, technical advance memoranda or similar agreement or rulings by any Taxing Authority.
          (i) Neither it nor any of its subsidiaries has received notice of, or is otherwise aware of, any withholding Tax obligation that is presently not covered by a gross-up clause contained in any Lease Document, and neither it nor any of its subsidiaries is aware of any secondary liability in circumstances where a Lessee has failed to meet its own Tax obligations.
          (j) No jurisdiction in which it or any of its subsidiaries has not filed a specific Tax Return has asserted in writing that it or any of its subsidiaries is required to file a Tax Return in such jurisdiction.
          (k) It does not believe it will be for fiscal year 2009, nor does it believe it was for fiscal years 2006, 2007 and 2008, a “passive foreign investment company” within the meaning of Section 1297 of the Code.
          (l) Neither it nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Amalgamation from qualifying as a reorganization within the meaning of Section 368(a)(1) of the Code.
          (m) No transfer, stamp, conveyance, capital or other similar Taxes will be imposed in the Netherlands solely as a result of the Share Issuance.
     3.8 Absence of Certain Changes or Events. Since June 30, 2009, (i) there has not been any event, change, circumstance, state of facts or effect, alone or in combination, that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and (ii) neither it nor any of its subsidiaries has taken any action or failed to take any action that would have resulted in a breach in any material respect of Section 5.2 had such section been in effect since June 30, 2009.
     3.9 Board Approval.
          (a) The board of directors of AerCap, by resolutions duly adopted by vote at a meeting duly called and held, has (i) deemed it fair to, advisable and in the best interests of AerCap and its stakeholders to enter into this Agreement and to consummate the Share Issuance and the other transactions contemplated hereby and (ii) adopted this Agreement and authorized and approved the Share Issuance.

          (b) The board of directors of Amalgamation Sub, by unanimous written consent without a meeting, has (i) determined that this Agreement and the Amalgamation are advisable and in the best interests of Amalgamation Sub and its sole shareholder, (ii) adopted this Agreement and authorized and approved the Amalgamation and (iii) recommended that the sole shareholder of Amalgamation Sub approve such matters. The sole shareholder of Amalgamation Sub has approved this Agreement, the Amalgamation and the other transactions contemplated hereby.
          (c) All AerCap Common Shares to be (i) issued in the Amalgamation to Genesis shareholders and (ii) reserved for issuance upon exercise or vesting of the Genesis Share Options, in each case, have been duly authorized and, upon issuance in accordance with this Agreement or the applicable Genesis Share Plan, as the case may be, will be validly issued and fully paid and not subject to preemptive rights.
     3.10 Aircraft and Leases.
          (a) Section 3.10(a) of the AerCap Disclosure Letter lists each aircraft and aircraft engine owned (directly or beneficially) or leased by AerCap or a subsidiary of AerCap as of the date hereof. Except as otherwise set forth in Section 3.10(a) of the AerCap Disclosure Letter, as of the date of this Agreement, AerCap or a subsidiary of AerCap (i) is the sole legal and beneficial owner of, and has good and valid title to, each Aircraft and Engine and (ii) is the holder of a lessor’s interest in the Aircraft under the applicable Lease Documents, with respect to each lease of an Aircraft to a Lessee (or an intermediary for the Lessee), which Aircraft and which interest under those Lease Documents are, in each case, to AerCap’s knowledge, free and clear of all liens, other than Permitted Encumbrances.
          (b) Section 3.10(b) of the AerCap Disclosure Letter sets forth, as of the date of this Agreement, all outstanding purchase orders and other commitments made by AerCap or a subsidiary of AerCap to purchase aircraft and/or engines, including the expected month of delivery.
          (c) True and complete copies of each Lease Document (including, for purposes of this Section 3.10(c), the leases and all other material agreements (including any assignments, novations, side letters, amendments, waivers, modifications, assignment of warranties or option agreements) delivered in connection with, or relating to, the lease of any Aircraft or Engine that AerCap or a subsidiary of AerCap has committed to purchase) to which AerCap or a subsidiary of AerCap is a party have been made available to Genesis. Each such Lease Document is, and after the consummation of the transactions contemplated by this Agreement will continue to be, a valid and binding obligation of it and its subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against it and, to its knowledge, each other party thereto, in accordance with its terms and is in full force and effect, and it and each of its subsidiaries (to the extent they are party thereto or bound thereby) and, to its knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Lease Document, except where such failure to be valid and binding or such non-performance has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Section 3.10(c), Section 3.10(d) or Section 3.10(g) of the AerCap Disclosure Letter, neither it nor any of its subsidiaries has received written notice, nor does it have knowledge, of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of rights and obligations under or not to renew, any Lease Document.
          (d) Except as disclosed in Section 3.10(d) of the AerCap Disclosure Letter, no default or event of default has occurred and is continuing under any Lease Document due to a failure to maintain insurance over any Aircraft.
          (e) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and for (i) claims for the return at the end of the Lease term of an Aircraft or Engine of security deposits paid by the Lessee under the applicable Lease Document, or (ii) payments or claims for reimbursement of maintenance reserves or other amounts required to be paid, reimbursed or contributed pursuant to the express terms of any Lease Document, to AerCap’s knowledge there are no claims which have been or can be asserted by any Lessee or any other person against AerCap, any subsidiary of AerCap, any Aircraft or any Engine arising out of the ownership, use, or operation of any Aircraft or Engine prior to the date of this Agreement. Section 3.10(e) of the AerCap Disclosure Letter sets forth by Lessee and Aircraft or Engine (where an Engine is not affiliated with an Aircraft), as the case may be, as of the date five (5) business days prior to the date of this Agreement, the aggregate amount of maintenance reserves paid by the Lessees under the Leases, less the aggregate amounts previously paid or reimbursed to the Lessees in respect of maintenance reserves.
          (f) To AerCap’s knowledge, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Lessee has maintained the applicable Aircraft or Engine in accordance with the terms of the applicable Lease, and (ii) no destruction or other casualty loss or partial loss, nor an event which with the passage of time would result in destruction or casualty loss, has occurred in respect of any Aircraft or Engine.
          (g) Section 3.10(g) of the AerCap Disclosure Letter lists, as of the date set forth therein, which such date shall not be greater than five (5) business days prior to the date of this Agreement (i) all failures by Lessees of AerCap or any of its subsidiaries to make any cash payment (whether rental, maintenance reserves or otherwise) required under a Lease Document that, remains unpaid for more than (x) thirty (30) days and (y) sixty (60) days, in each case, after its respective due date, (ii) all notices of default delivered by AerCap to any Lessees in the last sixty (60) days, (iii) all requests by Lessees of AerCap delivered to AerCap in the last sixty (60) days for any amendment to any Lease Document, (iv) all Aircraft on ground owned (directly or beneficially) by AerCap and whether the Aircraft is subject to a lease or not, and (v) all Aircraft owned (directly or beneficially) by AerCap which is subject to a lease due to expire within twelve (12) months of the date hereof that is not subject to a lease that is scheduled to commence within the same month as, or the month immediately following, the expiration of the current Lease.
     3.11 Aircraft Insurance. As of the date of this Agreement, all certificates of insurance held by AerCap or a subsidiary of AerCap with respect to each Aircraft, including, without limitation, commercial aviation, equipment leasing, contingent hull and liability insurance, have been made available to Genesis. As of the date of this Agreement, to the knowledge of AerCap, each insurance policy related to such certificates of insurance is in full force and effect, all premiums due and payable by AerCap or any subsidiary of AerCap under each such policy have been timely paid, and neither AerCap nor any of its subsidiaries has received any notice of cancellation or termination of such policy, except, in each case, for such failures which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
     3.12 Material Contracts; Intercompany Contracts.
          (a) As of the date of this Agreement, neither it nor any of its subsidiaries is a party to or bound by any contract or is a party to any letter of intent, memorandum of understanding or similar writing or instrument, other than a Lease Document (i) that is or will be required to be filed by it as a material contract pursuant to the requirements of Exhibit 4 of Form 20-F of the SEC that is not already so filed; (ii) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any of its or its subsidiaries’ material business or assets; (iii) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing indebtedness in excess of $5,000,000; (iv) that, individually or together with related contracts, provides for any acquisition, disposition, lease, license or use after the date of this Agreement of assets, services, rights or properties with a value or requiring annual fees in excess of $5,000,000; (v) that is a collective bargaining agreement; (vi) that involves or would reasonably be expected to involve aggregate payments by or to it and/or its subsidiaries in excess of $5,000,000 in any twelve month period, except for any contract that may be cancelled without penalty or termination payments by it or its subsidiaries upon notice of sixty (60) days or less; (vii) that includes an indemnification obligation of it or any of its subsidiaries with a maximum potential liability in excess of $5,000,000; (viii) except for special purpose provisions in any aircraft-owning entity, leasing intermediary or other special purpose entity, that limits or purports to limit in any material respect either the type of business in which it or any of its subsidiaries may engage or the manner or locations in which any of them may so engage in any business, or (ix) that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the transactions contemplated by this Agreement or AerCap’s and its subsidiaries’ ability to own and/or to conduct the businesses after the Closing; except, in the case of clauses (iii), (iv), (vi) and (vii) above, any contracts or other arrangement between AerCap and any of its subsidiaries or between two or more subsidiaries of AerCap. Each such contract described in clauses (i)-(ix) is referred to herein as an “AerCap Material Contract.”
          (b) Each AerCap Material Contract is a valid and binding obligation of it and its subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against it and, to its knowledge, each other party thereto, in accordance with its terms and is in full force and effect, and it and each of its subsidiaries (to the extent they are party thereto or bound thereby) and, to its knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each AerCap Material Contract, except where such failure to be valid and binding or such non-performance has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its subsidiaries has received written notice, nor does it have knowledge, of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of rights and obligations under or not to renew, any AerCap Material Contract.
          (c) AerCap’s Annual Report filed with the SEC on Form 20-F for the year ended December 31, 2008, sets forth all contracts, agreements, notes, leases, licenses and other instruments between AerCap and any of its affiliates (other than its subsidiaries) or between two or more affiliates (other than its subsidiaries) of AerCap.
     3.13 Employee Benefits.
          (a) It has disclosed a correct and complete list of all AerCap Benefit Plans in Section 3.13(a) of the AerCap Disclosure Letter and it has made available to the other party correct and complete copies of, (i) each material AerCap Benefit Plan, (ii) each applicable trust agreement or other funding arrangement for each such AerCap Benefit Plan (including insurance contracts), and all amendments thereto, (iii) with respect to any such AerCap Benefit Plan that is intended to be tax-qualified or tax-preferred under applicable Law, any applicable determination letter issued by the U.S. Internal Revenue Service and any other applicable determination document issued by any equivalent non-U.S. taxing or regulatory authority, in each case, confirming the tax-qualified or tax-preferred status of such AerCap Benefit Plan, (iv) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports or other reports prepared for any AerCap Benefit Plan with respect to the two most recently completed plan years, and (v) the most recent summary plan description for any AerCap Benefit Plan and summary of any material modifications thereto.
          (b) Each AerCap Benefit Plan is in compliance, and in the last three (3) years has been in compliance, with applicable Laws in all material respects and has been administered in all material respects in accordance with its terms. To the knowledge of AerCap, there are no actions, suits, investigations or claims pending, or to its knowledge, threatened or anticipated (other than routine claims for benefits) relating to any AerCap Benefit Plan, nor to the knowledge of AerCap is there any basis for such claim.
          (c) Neither it nor any of its subsidiaries has any obligations for retiree health and retiree life benefits under any AerCap Benefit Plan other than with respect to benefit coverage mandated by applicable Law. There has been no amendment to, announcement by it or any of its subsidiaries relating to, or material change in employee coverage under, any AerCap Benefit Plan which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recently completed fiscal year.
          (d) None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including severance, golden parachute, or otherwise), whether or not in conjunction with a termination of employment, becoming due to any director or any employee of it or any of its subsidiaries from it or any of its subsidiaries under any AerCap Benefit Plan or otherwise, other than by operation of Law, (ii) increase any benefits otherwise payable under any AerCap Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit or funding (through a grantor trust or otherwise) of any such payment or benefit, (iv) limit or restrict the right of it to merge, amend or terminate any AerCap Benefit Plan or any related trust or (v) cause a trust for any AerCap Benefit Plan to be required to be funded.
          (e) Each AerCap Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service and, to the knowledge of AerCap, nothing has occurred that would reasonably be expected to cause the loss of such qualification. Neither it nor any of its subsidiaries has engaged in a transaction with respect to any AerCap Benefit Plan that would subject it or any of its subsidiaries to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Neither it nor any of its subsidiaries (i) has an “obligation to contribute” (as defined in Section 4212 of ERISA) nor, within six (6) years preceding the date of this Agreement, have they ever had an obligation to contribute to a “multiemployer plan” (as defined in Sections 4001(a)(3) and 3(37)(A) of ERISA) or (ii) maintains or contributes to, or has, within six (6) years preceding the date of this Agreement, maintained or contributed to, an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.
     3.14 Labor Relations and Other Employment Matters.
          (a) None of its or its subsidiaries’ employees are represented by any union with respect to their employment by it or its subsidiaries, and no labor organization or group of employees of it or any of its subsidiaries has made a pending demand for recognition or certification to it or any of its subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of AerCap, threatened to be brought or filed with any labor relations tribunal or authority. Neither it nor any of its subsidiaries is experiencing, or has at any time during the past three (3) years experienced, any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.
          (b) (i) No unfair labor practice charges, grievances or complaints are pending or, to its knowledge, threatened against it or any of its subsidiaries, (ii) no employee of it at the officer level or above has given written notice to it or any of its subsidiaries that any such employee intends to terminate his or her employment with it or any of its subsidiaries, (iii) to the knowledge of AerCap, no employee or former employee of it or any of its subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement (including any agreement relating to trade secrets or proprietary information) or non-competition agreement with it or any of its subsidiaries, and (iv) it and its subsidiaries have materially complied with all applicable Laws, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment.
          (c) Each of its employees has all immigration permits, visas or other authorizations required by Law for such employee given the duties and nature of such employee’s employment.

     3.15 Intellectual Property. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:
          (a) It and each of its subsidiaries has sufficient rights to use all of the Intellectual Property used in its and each of its subsidiaries’ respective businesses as presently conducted and as proposed to be conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. The Intellectual Property owned by it or its subsidiaries is (i) owned free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances), and (ii) valid and subsisting, and is not subject to any outstanding order, judgment or decree adversely affecting its or its subsidiaries use thereof, or rights thereto.
          (b) Section 3.15 of the AerCap Disclosure Letter sets forth a true list of (i) all registered trademarks and service marks, all trademark and service mark applications, and all domain names owned by it and/or its subsidiaries, (ii) all registered copyrights and copyright applications owned by it and/or its subsidiaries, and (iii) all patents and patent applications owned by it and/or its subsidiaries.
          (c) All of the rights in the Intellectual Property created by its or any of its subsidiaries’ employees during the course of their employment have been validly and irrevocably assigned to it.
          (d) It and each of its subsidiaries has taken all reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by it or each of its subsidiaries, and to its knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure agreements which have not been breached.
          (e) To its knowledge, neither it nor any of its subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement. There is no litigation, opposition, cancellation, proceeding, reexamination, objection or claim pending, asserted or, to its knowledge, threatened against it or any of its subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To its knowledge, no valid basis exists for any such litigation, opposition, cancellation, proceeding, objection or claim. To its knowledge, no person is infringing, misappropriating or otherwise violating any of its or its subsidiaries’ rights in any Intellectual Property.
          (f) It and its subsidiaries has each complied in all material respects with (i) all applicable Laws, rules and regulations regarding data protection and the privacy and security of personal information, and (ii) their respective privacy policies or commitments to their customers and consumers.

     3.16 Brokers or Finders. Other than Morgan Stanley & Co. Incorporated and UBS Limited, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of it or any of its subsidiaries.
     3.17 Opinion of Financial Advisor. The board of directors of AerCap has received the opinion of AerCap’s financial advisor, Morgan Stanley & Co. Incorporated, to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to AerCap.
     3.18 Takeover Laws. To its knowledge, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover statute or regulation would reasonably be expected to restrict or prohibit this Agreement, the Amalgamation or the other transactions contemplated hereby by reason of it being a party to this Agreement, performing its obligations hereunder and consummating the Amalgamation and the other transactions contemplated hereby.
     3.19 No Additional Representations.
          (a) Except for the representations and warranties made by AerCap and Amalgamation Sub in this ARTICLE III, neither AerCap, Amalgamation Sub, nor any other person makes any express or implied representation or warranty to Genesis or any of its affiliates with respect to AerCap, Amalgamation Sub, their respective subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and AerCap and Amalgamation Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of AerCap, Amalgamation Sub, nor any other person makes or has made any representation or warranty to Genesis or any of its affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to AerCap, Amalgamation Sub, any of their respective subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by AerCap and Amalgamation Sub in this ARTICLE III, any oral or written information presented to Genesis or any of its affiliates in the course of their due diligence investigation of AerCap, the negotiation of this Agreement or the course of the transactions contemplated hereby.
          (b) AerCap acknowledges and agrees that it (i) has had the opportunity to meet with the management of Genesis and to discuss the business, assets and liabilities of Genesis and its subsidiaries, (ii) has been afforded the opportunity to ask questions of and receive answers from officers of Genesis and (iii) has conducted its own independent investigation of AerCap and its subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.
          (c) Notwithstanding anything contained in this Agreement to the contrary, AerCap acknowledges and agrees that neither Genesis nor or any other person has made or is making any representations or warranties relating to Genesis whatsoever, express or implied, beyond those expressly given by Genesis in ARTICLE IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Genesis furnished or made available to AerCap. Without limiting the generality of the foregoing, AerCap acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to AerCap.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GENESIS
     Except as (i) set forth in the disclosure letter delivered by Genesis to AerCap simultaneously with the execution of this Agreement by Genesis (the “Genesis Disclosure Letter”) (the disclosure in any Section of the Genesis Disclosure Letter shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another Section of this Agreement) or (ii) disclosed in Genesis’s SEC Documents filed with or furnished to the SEC on or after January 1, 2007 and prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or forward-looking statements contained therein), Genesis hereby represents and warrants to AerCap as follows:
     4.1 Organization, Standing and Power.
          (a) Each of it and its subsidiaries is a company or other legal entity duly organized and validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) The copies of its memorandum of association and bye-laws incorporated by reference in its Form 20-F for the year ended December 31, 2008, are true, complete and correct copies of such documents, are in full force and effect and have not been amended or otherwise modified.
     4.2 Capital Structure.
          (a) Its authorized share capital and outstanding common shares as of the date set forth in the corresponding section of the Genesis Disclosure Letter, including any shares reserved for issuance upon the exercise or payment of outstanding warrants and outstanding stock options or other equity related awards (such stock option and other equity-based award plans, agreements and programs, collectively, the “Genesis Share Plans”), is as described in the corresponding section of the Genesis Disclosure Letter. None of the Genesis Common Shares are held by it or by its subsidiaries. All of the outstanding Genesis Common Shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. Section 4.2(a) of the Genesis Disclosure Letter sets forth a list of all warrants, options, restricted stock, restricted stock units or other equity awards outstanding as of the date hereof.

          (b) Since, in the case of Genesis, the date referred to in the first sentence of the preceding paragraph, and, in the case of any of its subsidiaries, January 1, 2009, it has not issued or permitted to be issued any common shares, share appreciation rights or securities exercisable or exchangeable for or convertible into shares in its or any of its subsidiaries’ share capital.
          (c) It or one of its wholly-owned subsidiaries owns all of the issued and outstanding shares in the share capital of its subsidiaries, beneficially and of record, and all such shares are fully paid and non-assessable and are free and clear of any claim, lien or encumbrance.
          (d) No Voting Debt of it or any of its subsidiaries are issued or outstanding.
          (e) Except for options or other equity-based awards issued or to be issued under the Genesis Share Plans, there are no options, other equity-based awards, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound (i) obligating it or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or any Voting Debt or other equity rights of it or any of its subsidiaries, (ii) obligating it or any of its subsidiaries to grant, extend or enter into any such option, other equity-based award, warrant, call, convertible or exchangeable security, right, commitment or agreement or (iii) that provide the economic equivalent of an equity ownership interest in it or any of its subsidiaries.
          (f) None of it or any of its subsidiaries is a party to any member or shareholder agreement, voting trust agreement or registration rights agreement relating to any equity securities of it or any of its subsidiaries or any other agreement relating to disposition, voting or dividends with respect to any equity securities of it or any of its subsidiaries. There are no outstanding contractual obligations of it or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares in the share capital of it or any of its subsidiaries.
          (g) Since January 1, 2009 through the date of this Agreement, it has not declared, set aside, made or paid to its shareholders, dividends or other distributions on the outstanding shares in its share capital.
          (h) It has not waived any voting cut-back, transfer restrictions or similar provisions of its or its subsidiaries’ bye-laws with respect to any of its or their shareholders, except for such waivers set forth in its bye-laws.
     4.3 Authority; Non-Contravention.
          (a) It has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Required Genesis Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part and no other corporate proceedings on its part are necessary to authorize this Agreement and consummate the transactions contemplated hereby, subject to the Required Genesis Vote. This Agreement has been duly executed and delivered by it and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.
          (b) Neither the execution and delivery of this Agreement by it nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the terms or provisions hereof, will (i) violate any provision of the memorandum of association or bye-laws of it or the memorandum of association, bye-laws or equivalent organizational documents of any of its subsidiaries or (ii) assuming that the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3(c) are duly obtained or made, (A) violate any Law applicable to it or any of its subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon (1) any Permit or (2) any of the respective properties or assets of it or any of its subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, Genesis Benefit Plan or other agreement, obligation or instrument to which it or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (with respect to clause (ii)) for such violations, conflicts or breaches that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required to be made or obtained by it or any of its subsidiaries in connection with the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby, except for (i) the filing of the Amalgamation Application and related attachments with the Registrar, (ii) such other applications, filings, authorizations, orders and approvals as may be required under applicable Laws of any jurisdiction and any approvals thereof, which are set forth in Section 4.3(c) of the Genesis Disclosure Letter, (iii) the filing with the SEC or the Registrar of such registrations, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including the Proxy Statement/Prospectus, and the obtaining from the SEC of such orders as may be required in connection therewith, (iv) compliance with any applicable requirements of the NYSE, as applicable, (v) such filings and approvals as are required to be made or obtained under the HSR Act, the Securities Act, the Exchange Act, the Turkish Regulation, the German Regulation and the Indian Regulation, (vi) such filings and approvals as are required to be made with or to those other Governmental Entities regulating competition and antitrust Laws and (vii) for any other such consent, approval, order or authorization of, or registration, declaration or filings, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

     4.4 SEC Documents; Regulatory Reports; Undisclosed Liabilities.
          (a) It and its subsidiaries have timely filed or furnished the SEC Documents. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of its or its subsidiaries’ SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of it and its subsidiaries included in its SEC Documents complied, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of it and its consolidated subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to its SEC Documents.
          (b) Except for (i) those liabilities that are reflected or reserved for in its consolidated financial statements included in its Annual Report on Form 20-F for the year ended December 31, 2008, as filed with the SEC prior to the date of this Agreement, (ii) liabilities and obligations incurred pursuant to this Agreement, (iii) liabilities incurred since December 31, 2008 in the ordinary course of business and (iv) liabilities which have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, it and its subsidiaries do not have, and since December 31, 2008, it and its subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements in accordance with GAAP).
     4.5 Compliance with Applicable Laws and Reporting Requirements. Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:
          (a) It and its subsidiaries hold in full force and effect all Permits and it and its subsidiaries are in compliance with the terms and requirements of its Permits and any applicable Law. The businesses of it and its subsidiaries have not been, and are not being, conducted in violation of any applicable Laws (including the USA PATRIOT Act of 2001, as amended, the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd 1 et seq., as amended (or any other similar applicable foreign, federal, or state legal requirement), anti-money laundering laws, anti-terrorism laws and all applicable laws or other legal requirements relating to the retention of e-mail and other information). It and its subsidiaries have not received, at any time since January 1, 2007, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any Laws or the terms and requirements of any Permit or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any Permit. All applications required to have been filed for the renewal of each Permit or other filings required to be made with respect to each Permit held by it or its subsidiaries have been duly filed on a timely basis with the appropriate Governmental Entity.
          (b) It has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to it, including its consolidated subsidiaries, is made known to its principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting its principal executive officer and principal financial officer to material information required to be included in its periodic reports under the Exchange Act and ensure that the information required to be disclosed in its SEC Documents is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. It and its subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The records, systems, controls, data and information of it and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its subsidiaries or accountants (including all means of access thereto and therefrom) and are held or maintained in such places as may be required under all applicable Laws. It has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to its auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in internal controls.
          (c) There are no outstanding loans or other extensions of credit made by it or any of its subsidiaries to any of its executive officers (as defined in Rule 3b-7 under the Exchange Act) or directors.
          (d) Neither it nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among it and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item E of Form 20-F of the SEC)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, it or any of its subsidiaries in the SEC Documents.
          (e) Since January 1, 2007, it has complied with the applicable listing and corporate governance rules and regulations of the NYSE in all material respects.
     4.6 Legal and Arbitration Proceedings and Investigations. There are no Legal Proceedings pending or, to its knowledge, threatened, against it or any of its subsidiaries, any present or former officer, director or employee thereof in his or her capacity as such or any person for whom it or its subsidiaries may be liable or any of their respective properties, that, if determined or resolved adversely against it, would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, nor are there any writs, judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator binding upon it or any of its subsidiaries or any of their respective assets or properties that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To its knowledge, since January 1, 2007, there have been no formal or informal SEC inquiries, investigations or subpoenas, other Governmental Entity inquiries or investigations or internal investigations or material whistle-blower complaints pending or otherwise threatened involving it or its subsidiaries or any current or former officer or director thereof in his or her capacity as such, other than, in each case, those that if determined or resolved adversely against it would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
     4.7 Taxes.
          (a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, it or any of its subsidiaries have been filed when due (taking into account extensions of time to file) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes which are imposed, charged, assessed, levied or payable by, or on behalf of, it or any of its subsidiaries, have been paid or, insofar as such Tax has not been paid, it has been provided for in the financial statements in accordance with GAAP.
          (b) There are no liens for any Taxes upon the assets of it or any of its subsidiaries, other than (i) statutory liens for Taxes not yet due and payable or (ii) liens for Taxes which are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on its financial statements in accordance with GAAP.
          (c) It and each of its subsidiaries have established in accordance with GAAP on its financial statements most recently filed with or furnished to the SEC an adequate accrual or provision for all material Taxes not yet due and payable as of the date of such financial statements, and such reserves are clearly identified as reserves for current or deferred Taxes. Any asset reflected in such financial statements relating to current or deferred Taxes also is established in accordance with GAAP and without provision for any valuation allowance with respect to recovery of the asset.
          (d) There is no claim, audit, appeal, action, suit, proceeding, examination or investigation now pending or, to its knowledge, threatened against or with respect to it or any of its subsidiaries in respect of any Tax or Tax Asset, and any deficiencies asserted or assessments made as a result of any claim, audit, suit, proceeding, examination or investigation have been paid in full.
          (e) It and each of its subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. It and each of its subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.
          (f) Neither it nor any of its subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than indemnities included in the ordinary course of business or in employment contracts) that will require any payment by it or any of its subsidiaries of any Tax of another person after the Closing Date.
          (g) Neither it nor any of its subsidiaries has entered into a “listed transaction” within the meaning of Section 6707A of the Code.
          (h) Neither it nor any of its subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, (iii) has granted any power of attorney that is in force with respect to any matters relating to any material Taxes, (iv) has applied for a ruling from a Taxing Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority that is pending, or (v) has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any concessions, private letter rulings, technical advance memoranda or similar agreement or rulings by any Taxing Authority.
          (i) Neither it nor any of its subsidiaries has received notice of, or is otherwise aware of, any withholding Tax obligation that is presently not covered by a gross-up clause contained in any Lease Document, and neither it nor any of its subsidiaries is aware of any secondary liability in circumstances where a Lessee has failed to meet its own Tax obligations.
          (j) No jurisdiction in which it or any of its subsidiaries has not filed a specific Tax Return has asserted in writing that it or any of its subsidiaries is required to file a Tax Return in such jurisdiction.
          (k) It has provided via its website and press release the information required for a shareholder to make the election provided by Section 1295(b) of the Code and the Treasury Regulations thereunder.
          (l) Neither it nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Amalgamation from qualifying as a reorganization within the meaning of Section 368(a)(1) of the Code.
     4.8 Absence of Certain Changes or Events. Since June 30, 2009, (i) there has not been any event, change, circumstance, state of facts or effect, alone or in combination, that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and (ii) neither it nor any of its subsidiaries has taken any action or failed to take any action that would have resulted in a breach in any material respect of Section 5.1 had such section been in effect since June 30, 2009.

     4.9 Board Approval. The board of directors of Genesis, by resolutions duly adopted by vote at a meeting duly called and held, has (i) determined that the Amalgamation Consideration and the Exchange Ratio constitutes fair value for each Genesis Common Share in accordance with the Companies Act and deemed it fair to, advisable to and in the best interests of Genesis and its shareholders taken as a whole to enter into this Agreement and to consummate the Amalgamation and the other transactions contemplated hereby, (ii) adopted this Agreement and the Amalgamation Agreement and authorized and approved the Amalgamation and the other transactions contemplated by this Agreement and (iii) recommended that the shareholders of Genesis vote in favor of the matters constituting the Required Genesis Vote (the “Genesis Recommendation”), and directed that such matters be submitted for consideration by Genesis shareholders at the Genesis Shareholders Meeting.
     4.10 Vote Required. The affirmative vote of a majority of the votes cast at a meeting of the shareholders of Genesis at which a quorum is present in accordance with the bye-laws of Genesis is required to adopt this Agreement and approve the Amalgamation (the “Required Genesis Vote”). The Required Genesis Vote is the only vote of the holders of any class or series of Genesis share capital necessary to approve this Agreement and to consummate the transactions contemplated hereby (including the Amalgamation).
     4.11 Aircraft and Leases.
          (a) Section 4.11(a) of the Genesis Disclosure Letter lists each aircraft and aircraft engine owned (directly or indirectly) or leased by Genesis or a subsidiary of Genesis as of the date hereof. Except as otherwise set forth in Section 4.11(a) of the Genesis Disclosure Letter, as of the date of this Agreement, Genesis or a subsidiary of Genesis (i) is the sole legal and beneficial owner of, and has good and valid title to, each Aircraft and Engine and (ii) is the holder of a lessor’s interest in the Aircraft under the applicable Lease Documents, with respect to each lease of an Aircraft to a Lessee (or an intermediary for the Lessee), which Aircraft and which interest under those Lease Documents are, in each case, to Genesis’s knowledge, free and clear of all liens, other than Permitted Encumbrances.
          (b) Section 4.11(b) of the Genesis Disclosure Letter sets forth, as of the date of this Agreement, all outstanding purchase orders and other commitments made by Genesis or a subsidiary of Genesis to purchase aircraft and/or engines, including the expected month of delivery.
          (c) To Genesis’s knowledge, (A) true and complete copies of each Lease Document (including, for purposes of this Section 4.11(c), the leases and all other material agreements (including any assignments, novations, side letters, amendments, waivers, modifications, assignment of warranties or option agreements) delivered in connection with, or relating to, the lease of any Aircraft or Engine that Genesis or a subsidiary of Genesis has committed to purchase) to which Genesis or a subsidiary of Genesis is a party have been made available to AerCap, (B) each such Lease Document is, and after the consummation of the transactions contemplated by this Agreement will continue to be, a valid and binding obligation of it and its subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against it and, to its knowledge, each other party thereto, in accordance with its terms and is in full force and effect, and it and each of its subsidiaries (to the extent they are party thereto or bound thereby) and, to its knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Lease Document, except where such failure to be valid and binding or such non-performance has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and (C) except as set forth in Section 4.11(c), Section 4.11(d) or Section 4.11(g) of the Genesis Disclosure Letter, neither it nor any of its subsidiaries has received written notice of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of rights and obligations under or not to renew, any Lease Document.
          (d) To Genesis’s knowledge, except as disclosed in Section 4.11(d) of the Genesis Disclosure Letter, no default or event of default has occurred and is continuing under any Lease Document due to a failure to maintain insurance over any Aircraft.
          (e) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and for (i) claims for the return at the end of the Lease term of an Aircraft or Engine of security deposits paid by the Lessee under the applicable Lease Document, or (ii) maintenance-related claims, lease-end adjustment payments or other amounts required to be paid or contributed pursuant to the express terms of any Lease Document, to Genesis’s knowledge there are no claims which have been or can be asserted by any Lessee or any other person against Genesis, any subsidiary of Genesis, any Aircraft or any Engine arising out of the ownership, use, or operation of any Aircraft or Engine prior to the date of this Agreement. To Genesis’s knowledge, Section 4.11(e) of the Genesis Disclosure Letter sets forth, by Lessee and Aircraft or Engine (where an Engine is not affiliated with an Aircraft), as the case may be, as of the date five (5) business days prior to the date of this Agreement, the aggregate amount of additional rent paid by the Lessees under the Leases, less the aggregate of any amounts contributed to the Lessees in respect of qualifying maintenance events, such contributions being limited to the amount of additional rent paid by the Lessees at the date when the qualifying maintenance event commenced less amounts already contributed to the Lessees in respect of previous qualifying maintenance events and which were limited to the amounts of additional rent paid.
          (f) To Genesis’s knowledge, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Lessee has maintained the applicable Aircraft or Engine in accordance with the terms of the applicable Lease, and (ii) no destruction or other casualty loss or partial loss, nor an event which with the passage of time would result in destruction or casualty loss, has occurred in respect of any Aircraft or Engine.
          (g) To Genesis’s knowledge, Section 4.11(g) of the Genesis Disclosure Letter lists, as of the date set forth therein, which such date shall not be greater than five (5) business days prior to the date of this Agreement (i) all failures by Lessees of Genesis or any of its subsidiaries to make any cash payment (whether rental, additional rent or otherwise) required under a Lease Document that remains unpaid for more than (x) thirty (30) days and (y) sixty (60) days, in each case, after its respective due date, (ii) all notices of default delivered by Genesis to any Lessees in the last sixty (60) days, (iii) all requests by Lessees of Genesis delivered to Genesis in the last sixty (60) days for any amendment to any Lease Document, (iv) all Aircraft on ground owned (directly or beneficially) by Genesis and whether the Aircraft is subject to a lease or not, and (v) all Aircraft owned (directly or beneficially) by Genesis which is subject to a lease due to expire within twelve (12) months of the date hereof that is not subject to a lease that is scheduled to commence within the same month as, or the month immediately following, the expiration of the current Lease.
     4.12 Aircraft Insurance. To Genesis’s knowledge, as of the date of this Agreement, all certificates of insurance held by Genesis or a subsidiary of Genesis with respect to each Aircraft, including, without limitation, commercial aviation, equipment leasing, contingent hull and liability insurance, have been made available to AerCap. As of the date of this Agreement, to the knowledge of Genesis, each insurance policy related to such certificates of insurance is in full force and effect, all premiums due and payable by Genesis or any subsidiary of Genesis under each such policy have been timely paid, and neither Genesis nor any of its subsidiaries has received any notice of cancellation or termination of such policy, except, in each case, for such failures which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
     4.13 Material Contracts; Intercompany Contracts.
          (a) As of the date of this Agreement, neither it nor any of its subsidiaries is a party to or bound by any contract or is a party to any letter of intent, memorandum of understanding or similar writing or instrument, other than a Lease Document, (i) that is or will be required to be filed by it as a material contract pursuant to the requirements of Exhibit 4 of Form 20-F of the SEC that is not already so filed; (ii) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any of its or its subsidiaries’ material business or assets; (iii) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing indebtedness in excess of $2,000,000; (iv) that, individually or together with related contracts, provides for any acquisition, disposition, lease, license or use after the date of this Agreement of assets, services, rights or properties with a value or requiring annual fees in excess of $2,000,000; (v) that is a collective bargaining agreement; (vi) that involves or would reasonably be expected to involve aggregate payments by or to it and/or its subsidiaries in excess of $2,000,000 in any twelve month period, except for any contract that may be cancelled without penalty or termination payments by it or its subsidiaries upon notice of sixty (60) days or less; (vii) that includes an indemnification obligation of it or any of its subsidiaries with a maximum potential liability in excess of $2,000,000; (viii) except for special purpose provisions in any aircraft-owning entity, leasing intermediary or other special purpose entity, that limits or purports to limit in any material respect either the type of business in which it or any of its subsidiaries may engage or the manner or locations in which any of them may so engage in any business; or (ix) that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the transactions contemplated by this Agreement or AerCap’s and its subsidiaries’ ability to own and/or to conduct the businesses after the Closing; except, in the case of clauses (iii), (iv), (vi) and (vii) above, (A) any contract entered into by the Servicer, pursuant to power of attorney from Genesis, which is within the discretion of the Servicer pursuant to the Servicing Agreements (without the need to obtain any consent or approval from Genesis or any of its subsidiaries or any board of any thereof in connection with any such action) and (B) any contracts or other arrangement between Genesis and any of its subsidiaries or between two or more subsidiaries of Genesis. Each such contract described in clauses (i)-(ix) is referred to herein as a “Genesis Material Contract.”
          (b) Each Genesis Material Contract is a valid and binding obligation of it and its subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against it and, to its knowledge, each other party thereto, in accordance with its terms and is in full force and effect, and it and each of its subsidiaries (to the extent they are party thereto or bound thereby) and, to its knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Genesis Material Contract, except where such failure to be valid and binding or such non-performance has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its subsidiaries has received written notice, nor does it have knowledge, of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of rights and obligations under or not to renew, any Genesis Material Contract.
          (c) Section 4.13(c) of Genesis’s Disclosure Letter sets forth all contracts, agreements, notes, leases, licenses and other instruments between Genesis and any of its affiliates (other than its subsidiaries) or between two or more affiliates (other than its subsidiaries) of Genesis.
     4.14 Employee Benefits.
          (a) It has disclosed a correct and complete list of all Genesis Benefit Plans in Section 4.14(a) of the Genesis Disclosure Letter and it has made available to the other party correct and complete copies of, (i) each material Genesis Benefit Plan, (ii) each applicable trust agreement or other funding arrangement for each such Genesis Benefit Plan (including insurance contracts), and all amendments thereto, (iii) with respect to any such Genesis Benefit Plan that is intended to be tax-qualified or tax-preferred under applicable Law, any applicable determination letter issued by the U.S. Internal Revenue Service and any other applicable determination document issued by any equivalent non-U.S. taxing or regulatory authority, in each case, confirming the tax-qualified or tax-preferred status of such Genesis Benefit Plan, (iv) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports or other reports prepared for any Genesis Benefit Plan with respect to the two most recently completed plan years, and (v) the most recent summary plan description for any Genesis Benefit Plan and summary of any material modifications thereto.
          (b) Each Genesis Benefit Plan is in compliance, and in the last three (3) years has been in compliance, with applicable Laws in all material respects and has been administered in all material respects in accordance with its terms. To the knowledge of Genesis, there are no actions, suits, investigations or claims pending, or to its knowledge, threatened or anticipated (other than routine claims for benefits) relating to any Genesis Benefit Plan, nor to the knowledge of Genesis, is there any basis for such a claim.

          (c) Neither it nor any of its subsidiaries has any obligations for retiree health and retiree life benefits under any Genesis Benefit Plan other than with respect to benefit coverage mandated by applicable Law. There has been no amendment to, announcement by it or any of its subsidiaries relating to, or material change in employee coverage under, any Genesis Benefit Plan which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recently completed fiscal year.
          (d) None of the execution and delivery of this Agreement, the shareholder approval of the transactions contemplated hereby or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, including the termination of the employment of any of its or its subsidiaries’ employees within a specified time of the Effective Time) (i) result in any payment (including severance, golden parachute, or otherwise), whether or not in conjunction with a termination of employment, becoming due to any director or any employee of it or any of its subsidiaries from it or any of its subsidiaries under any Genesis Benefit Plan or otherwise, other than by operation of Law, (ii) increase any benefits otherwise payable under any Genesis Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit or funding (through a grantor trust or otherwise) of any such payment or benefit, (iv) limit or restrict the right of it to merge, amend or terminate any Genesis Benefit Plan or any related trust, (v) cause a trust for any Genesis Benefit Plan to be required to be funded, or (vi) result in payments under any Genesis Benefit Plan which would not be deductible under Section 280G of the Code or any equivalent non-U.S. Tax Law.
     4.15 Labor Relations and Other Employment Matters.
          (a) None of its or its subsidiaries’ employees are represented by any union with respect to their employment by it or its subsidiaries, and no labor organization or group of employees of it or any of its subsidiaries has made a pending demand for recognition or certification to it or any of its subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Genesis, threatened to be brought or filed with any labor relations tribunal or authority. Neither it nor any of its subsidiaries is experiencing, or has at any time during the past three (3) years experienced, any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.
          (b) (i) No unfair labor practice charges, grievances or complaints are pending or, to its knowledge, threatened against it or any of its subsidiaries, (ii) no employee of it at the officer level or above has given written notice to it or any of its subsidiaries that any such employee intends to terminate his or her employment with it or any of its subsidiaries, (iii) to the knowledge of Genesis, no employee or former employee of it or any of its subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement (including any agreement relating to trade secrets or proprietary information) or non-competition agreement with it or any of its subsidiaries, and (iv) it and its subsidiaries have materially complied with all applicable Laws, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment.

          (c) Each of its employees has all, immigration permits, visas or other authorizations required by Law for such employee given the duties and nature of such employee’s employment.
     4.16 Intellectual Property. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:
          (a) It and each of its subsidiaries has sufficient rights to use all of the Intellectual Property used in its and each of its subsidiaries’ respective businesses as presently conducted and as proposed to be conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. The Intellectual Property owned by it or its subsidiaries is (i) owned free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances), and (ii) valid and subsisting, and is not subject to any outstanding order, judgment or decree adversely affecting its or its subsidiaries use thereof, or rights thereto.
          (b) Section 4.16 of the Genesis Disclosure Letter sets forth a true list of (i) all registered trademarks and service marks, all trademark and service mark applications, and all domain names owned by it and/or its subsidiaries, (ii) all registered copyrights and copyright applications owned by it and/or its subsidiaries, and (iii) all patents and patent applications owned by it and/or its subsidiaries.
          (c) All of the rights in the Intellectual Property created by its or any of its subsidiaries’ employees during the course of their employment have been validly and irrevocably assigned to it.
          (d) It and each of its subsidiaries has taken all reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by it or each of its subsidiaries, and to its knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure agreements which have not been breached.
          (e) To its knowledge, neither it nor any of its subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement. There is no litigation, opposition, cancellation, proceeding, reexamination, objection or claim pending, asserted or, to its knowledge, threatened against it or any of its subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To its knowledge, no valid basis exists for any such litigation, opposition, cancellation, proceeding, objection or claim. To its knowledge, no person is infringing, misappropriating or otherwise violating any of its or its subsidiaries’ rights in any Intellectual Property.
          (f) It and its subsidiaries has each complied in all material respects with (i) all applicable Laws, rules and regulations regarding data protection and the privacy and security of personal information, and (ii) their respective privacy policies or commitments to their customers and consumers.

     4.17 Brokers or Finders. Other than Citigroup Global Markets Inc., no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of it or any of its subsidiaries.
     4.18 Opinion of Financial Advisor. The board of directors of Genesis has received the opinion of Genesis’s financial advisor, Citigroup Global Markets Inc. to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Genesis Common Shares.
     4.19 Takeover Laws. To its knowledge, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover statute or regulation would reasonably be expected to restrict or prohibit this Agreement, the Amalgamation or the other transactions contemplated hereby by reason of it being a party to this Agreement, performing its obligations hereunder and consummating the Amalgamation and the other transactions contemplated hereby.
     4.20 No Additional Representations.
          (a) Except for the representations and warranties made by Genesis in this ARTICLE IV, neither Genesis nor any other person makes any express or implied representation or warranty to AerCap, Amalgamation Sub or any of their affiliates with respect to Genesis or its subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Genesis hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Genesis nor any other person makes or has made any representation or warranty to AerCap, Amalgamation Sub or any of their affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Genesis, any of its subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Genesis in this ARTICLE IV, any oral or written information presented to AerCap, Amalgamation Sub or any of their affiliates in the course of their due diligence investigation of Genesis, the negotiation of this Agreement or the course of the transactions contemplated hereby.
          (b) Genesis acknowledges and agrees that it (i) has had the opportunity to meet with the management of AerCap and to discuss the business, assets and liabilities of AerCap and its subsidiaries, (ii) has been afforded the opportunity to ask questions of and receive answers from officers of AerCap and (iii) has conducted its own independent investigation of AerCap and its subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.
          (c) Notwithstanding anything contained in this Agreement to the contrary, Genesis acknowledges and agrees that none of AerCap, Amalgamation Sub or any other person has made or is making any representations or warranties relating to AerCap or Amalgamation Sub whatsoever, express or implied, beyond those expressly given by AerCap and Amalgamation Sub in ARTICLE III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding AerCap furnished or made available to Genesis. Without limiting the generality of the foregoing, Genesis acknowledges that no representations or warranties are made with respect to any projections, forecasts estimates, budgets or prospect information that may have been made available to Genesis.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.1 Covenants of Genesis. During the period from the date of this Agreement and continuing until the Effective Time, Genesis agrees as to itself and its subsidiaries that, except as expressly contemplated or permitted by this Agreement or as may be within the discretion of the Servicer pursuant to the Servicing Agreements (subject to the prior written consent, not to be unreasonably withheld or delayed, of AerCap to the extent the Servicer must, pursuant to the Servicing Agreements, obtain approval or consent from Genesis or any of its subsidiaries or any board of any thereof in connection with any such action), as required by applicable Law, as set forth in Section 5.1 of the Genesis Disclosure Letter, or to the extent that AerCap shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Genesis and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact their present business organizations, (ii) maintain their Permits, and (iii) preserve their relationships with customers, Lessees, regulators, lenders and financing providers and others having business dealings with them. Without limiting the generality of the foregoing, during such period, except as expressly required by applicable Law or as expressly contemplated or permitted by this Agreement, as may be within the discretion of the Servicer pursuant to the Servicing Agreements (subject to the prior written consent, not to be unreasonably withheld or delayed, of AerCap to the extent the Servicer must, pursuant to the Servicing Agreements, obtain approval or consent from Genesis or any of its subsidiaries or any board of any thereof in connection with any such action), as set forth in Section 5.1 of the Genesis Disclosure Letter or to the extent AerCap shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Genesis shall not, and shall not permit any of its subsidiaries to:
          (a) (i) declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any of its share capital (whether in cash, shares or property or any combination thereof), except for (A) dividends paid by a direct or indirect wholly-owned subsidiary to it or its subsidiaries and (B) the quarterly dividends payable in September 2009 on the Genesis Common Shares in respect of the fiscal quarter ended June 30, 2009 in an amount not to exceed $0.10 per share, (ii) split, combine or reclassify, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its share capital, or (iii) repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, any equity or debt securities of Genesis or any of its subsidiaries, other than repurchases, redemptions or acquisitions by a wholly-owned subsidiary of share capital or such other securities, as the case may be, of another of its wholly-owned subsidiaries;
          (b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its (or any of its subsidiaries’) share capital of any class, any Voting Debt, any share appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of common shares required to be issued upon the exercise or settlement of share options or other equity related awards outstanding on the date hereof and disclosed in Section 4.2(a) of the Genesis Disclosure Letter and (ii) issuances by a wholly-owned subsidiary of share capital or capital stock, as the case may be, to it or another of its wholly-owned subsidiaries;
          (c) amend or propose to amend its memorandum of association or bye-laws or equivalent organizational documents of any of its subsidiaries, or waive any requirement thereof;
          (d) (i) acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing an equity interest in or any of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties, (ii) sell or otherwise dispose of, or agree to sell or otherwise dispose of, any of its assets, product lines, businesses, rights or properties (including capital stock of its subsidiaries and indebtedness of others held by it and its subsidiaries), or (iii) other than pursuant to existing contracts specified in Section 5.1(d) of the Genesis Disclosure Letter, acquire or agree to acquire any Aircraft or Engine;
          (e) other than any Genesis Benefit Plan (which is subject to paragraph (k) below) or as contemplated by Sections 6.11(c) or 7.3(d), amend, modify or terminate any Genesis Material Contract, which, for purposes of this clause (e), shall not exclude Lease Documents to which Genesis or a subsidiary of Genesis is a party, or cancel, modify or waive any debts or claims held by it under, or waive any rights in connection with, any Genesis Material Contract, or enter into any contract or other agreement of any type, whether written or oral, that would have been a Genesis Material Contract had it been entered into prior to this Agreement;
          (f) voluntarily forfeit, abandon, modify, waive, terminate or otherwise change, or permit any of its subsidiaries to voluntarily forfeit, abandon, modify, waive, terminate or otherwise change, any of its or any of its subsidiaries’ material Permits;
          (g) take any action with the actual knowledge and intent that it would, or would reasonably be expected to, (i) result in any of the conditions to the Amalgamation set forth in ARTICLE VII not being satisfied or (ii) materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals;
          (h) (i) except as disclosed in any of its SEC Documents filed or furnished prior to the date of this Agreement, change any of its accounting policies in effect at December 31, 2008, except as required by changes in applicable Laws or GAAP as concurred to by its independent auditors, or (ii) make, change or revoke any material Tax election, file any amended Tax Return, settle any Tax claim, audit, action, suit, proceeding, examination or investigation or change its method of tax accounting (except, with respect to any amended Tax Return or any change in Tax accounting method, as required by changes in applicable Law (or any Taxing Authority’s interpretation thereof)), if, under this clause (ii), such actions would have the aggregate effect of increasing any of its Tax liabilities by $1,500,000;

          (i) adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization;
          (j) settle or compromise any Legal Proceedings, other than settlements or compromises of Legal Proceedings involving only monetary relief where the amount paid is less than the amount reserved for such matter by it in the latest audited balance sheet included in its SEC Documents;
          (k) (i) enter into, adopt, materially amend or terminate any Genesis Benefit Plan, or (ii) increase the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Genesis Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except for (x) payment of all or a pro rata portion of bonuses in respect of 2009 and, to the extent the Effective Time does not occur in 2009, such period of 2010 which ends at the Effective Time, in each case at 2009 target levels as though all performance goals were achieved and (y) normal payments, awards and increases to employees who are not directors or officers in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $500,000, or (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal required by the terms of a Genesis Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement; provided, however, for the avoidance of doubt, that nothing in this Section 5.1(k) shall limit any actions to be taken pursuant to Section 6.11(c), including with respect to the amendment of any employment agreement that does not affect the total cash payments thereunder;
          (l) except for drawdowns pursuant to its Liquidity Facility, incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), including by way of an intercompany loan to it (but such intercompany loan shall be prohibited only to the extent such loan reduces unrestricted cash of Genesis and its subsidiaries taken as a whole), guarantee any such indebtedness, issue or sell any debt securities or warrants or rights to acquire any debt securities of it or any of its subsidiaries or guarantee any debt securities of others, or repurchase or repay prior to maturity any indebtedness for borrowed money or debt securities; provided, however, that the repayment of any indebtedness required by the terms of agreements binding Genesis as of the date hereof shall be permitted;
          (m) enter into, or otherwise agree to, any amendments, modifications, supplements or waivers of the Agreement Waivers or Service Provider Agreements;
          (n) grant, extend, amend, waive or modify any material rights in or to, or sell, assign, lease, transfer, license, let lapse, abandon, cancel or otherwise dispose of, any material Intellectual Property rights; or
          (o) agree to, or make any commitment to, take, or authorize any of the actions prohibited by this Section 5.1.

     5.2 Covenants of AerCap. During the period from the date of this Agreement and continuing until the Effective Time, AerCap agrees as to itself and its subsidiaries that, except as expressly contemplated or permitted by this Agreement, as required by applicable Law, as set forth in Section 5.2 of the AerCap Disclosure Letter, or to the extent that Genesis shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), AerCap and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice (including, for the avoidance of doubt, adhering to any operating guidelines and policies, whether or not written) and use commercially reasonable efforts to (i) preserve intact their present business organizations, (ii) maintain their Permits, and (iii) preserve their relationships with employees, customers, Lessees, regulators, lenders and financing providers and others having business dealings with them. Without limiting the generality of the foregoing, during such period, except as expressly required by applicable Law, as expressly contemplated or permitted by this Agreement, as set forth in Section 5.2 of the AerCap Disclosure Letter or to the extent Genesis shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), AerCap shall not, and shall not permit any of its subsidiaries to:
          (a) (i) declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any of its share capital (whether in cash, shares or property or any combination thereof), except for dividends paid by a direct or indirect wholly-owned subsidiary to it or its subsidiaries, (ii) split, combine or reclassify, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its share capital or (iii) repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, any debt or equity securities of AerCap or any of its subsidiaries, other than repurchases, redemptions or other acquisitions (x) by a wholly-owned subsidiary of debt or equity securities, as the case may be, of another of its wholly-owned subsidiaries or (y) that would not result in the expenditure by AerCap, individually or in the aggregate, of more than $25,000,000 in cash;
          (b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its (or any of its subsidiaries’) share capital of any class, any Voting Debt, any share appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of common shares required to be issued upon the exercise or settlement of share options or other equity related awards outstanding on the date hereof and disclosed in Section 3.2(a) of the AerCap Disclosure Letter under the AerCap Share Plans, as in effect on the date hereof; and (ii) issuances by a wholly-owned subsidiary of share capital or capital stock, as the case may be, to it or another of its wholly-owned subsidiaries;
          (c) acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing an equity interest in or any of the assets of, by forming a partnership or joint venture with, or by any other manner, (A) any corporation, partnership, association or other business organization or division thereof, or (B) any assets, rights or properties, except, in either case, for such transactions that (x) individually or in the aggregate, would not have a purchase price in excess of $200,000,000 or (y) involve the acquisition by a subsidiary of AerCap of any debt or equity interest in another subsidiary of AerCap;

          (d) amend or propose to amend AerCap’s articles of association (statuten), or waive any requirement thereof;
          (e) incur, create or assume any indebtedness for borrowed money, including by way of an intercompany loan to it (but such intercompany loan shall be prohibited only to the extent such loan reduces unrestricted cash of AerCap and its subsidiaries taken as a whole), guarantee any such indebtedness, issue or sell any debt securities or warrants or rights to acquire any debt securities of it or any of its subsidiaries or guarantee any debt securities of others, except for (i) the repurchase or repayment of any indebtedness required by the terms of agreements binding AerCap as of the date hereof, (ii) indebtedness incurred to finance any of the actions permitted under clauses (a)(iii) and (c) of this Section 5.2, (iii) the re-financing of any indebtedness for borrowed money in existence as of the date hereof on such terms and conditions as AerCap deems appropriate, (iv) the replacement of any undrawn facilities in existence as of the date hereof on such terms and conditions as AerCap deems appropriate, (v) the incurrence of any indebtedness on such terms and conditions as AerCap deems appropriate to finance the acquisition of any assets which AerCap has agreed to acquire and which acquisitions have been disclosed to Genesis (publicly or otherwise) prior to the date hereof (whether pursuant to an agreement or letter of intent) and (vi) the incurrence of debt secured by any Aircraft owned by AerCap or any of its subsidiaries as of the date hereof against which no indebtedness has been incurred and is outstanding;
          (f) take any action with the actual knowledge and intent that it would, or would reasonably be expected to, (i) result in any of the conditions to the Amalgamation set forth in ARTICLE VII not being satisfied or (ii) materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals;
          (g) (i) except as disclosed in any of its SEC Documents filed or furnished prior to the date of this Agreement, change its methods of accounting in effect at December 31, 2008, except as required by changes in applicable Laws or GAAP as concurred to by its independent auditors, (ii) make, change or revoke any material Tax election or change its method of tax accounting (except, with respect to any change in Tax accounting method, as required by changes in applicable Law (or any Taxing Authority’s interpretation thereof)), if, under this clause (ii), such actions would have the aggregate effect of increasing any of its Tax liabilities by $5,000,000, or (iii) change its or any of its subsidiaries’ jurisdiction of residency for Tax purposes, if, under this clause (iii), such actions would have the aggregate effect of increasing any of its Tax liabilities by $5,000,000;
          (h) adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization of AerCap; or
          (i) agree to, or make any commitment to, take, or authorize any of the actions prohibited by this Section 5.2.
     5.3 Bermuda Required Actions. Prior to the Closing, (a) Genesis shall (i) procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of its officers; (ii) prepare a duly certified copy of the Genesis shareholder resolutions evidencing the Required Genesis Vote and deliver such documents to AerCap; and (b) Amalgamation Sub shall (and AerCap, as the sole shareholder of Amalgamation Sub, shall cause Amalgamation Sub to) (i) procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of Amalgamation Sub’s officers; (ii) prepare a duly certified copy of the shareholder resolutions evidencing the approval of AerCap, as the sole shareholder of Amalgamation Sub, of the Amalgamation; and (iii) prepare a notice advising the Registrar of the registered office of the Amalgamated Company.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Preparation of Proxy Statements; Shareholders Meetings.
          (a) As promptly as reasonably practicable following the date hereof, AerCap and Genesis shall cooperate in preparing, and AerCap shall cause to be filed with the SEC, a proxy statement/prospectus, which shall constitute the proxy statement relating to the matters to be submitted to the Genesis shareholders at the Genesis Shareholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and AerCap shall prepare, in consultation with Genesis, and cause to be filed with the SEC, a registration statement on Form F-4 (of which the Proxy Statement/Prospectus shall be a part) with respect to the issuance of AerCap Common Shares (i) in the Amalgamation and (ii) to the financial advisors of AerCap and Genesis referred to in Section 3.16 and Section 4.17, respectively, pursuant to arrangements entered into on or prior to the date hereof (such Form F-4, and any amendments or supplements thereto, the “Form F-4”).
          (b) In furtherance of the foregoing, each of AerCap and Genesis shall, as applicable:
          (i) use commercially reasonable efforts to respond to comments received from the SEC on the Proxy Statement/Prospectus and to have the Form F-4 declared effective by the SEC as promptly as reasonably practicable, to keep the Form F-4 effective as long as is necessary to consummate the Amalgamation and the other transactions contemplated hereby, and as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form F-4 received from the SEC on or after the date of this Agreement;
          (ii) cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus (except in connection with a Change in Genesis Recommendation) and the Form F-4 prior to filing such with the SEC, and provide the other party with a copy of all such filings made with the SEC;
          (iii) cause the Proxy Statement/Prospectus and the Form F-4 to comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form F-4;
          (iv) use commercially reasonable efforts to make any other necessary filings for which it is responsible with respect to the Amalgamation under the Securities Act and the Exchange Act and the rules and regulations thereunder, and take any action required to be taken under any other applicable securities Laws in connection with the Amalgamation;
          (v) advise the other party, promptly after it receives notice thereof, of the time when the Form F-4 has become effective, the issuance of any stop order, the suspension of the qualification of the AerCap Common Shares issuable in connection with the Amalgamation for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form F-4; and
          (vi) promptly notify the other party if at any time prior to the Effective Time it discovers any information relating to either of the parties, or their respective affiliates, officers or directors, which should be set forth in an amendment or supplement to either the Form F-4 or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and cause to be promptly filed an appropriate amendment or supplement describing such information with the SEC and disseminated to the shareholders of Genesis, to the extent required by Law.
          (c) None of the information supplied or to be supplied by AerCap or Genesis for inclusion or incorporation by reference in the (i) Form F-4 will, at the time the Form F-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) Proxy Statement/Prospectus will, at the date of mailing to shareholders and at the time of the Genesis Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, in each case of (i) and (ii), neither party shall be responsible or liable for any statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference therein.
          (d) Genesis shall take all action necessary to (i) duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable, and in any event within forty-five (45) days (except as may otherwise be required by Law or Section 6.5(d)), following the date upon which the Form F-4 becomes effective for the purpose of obtaining the Required Genesis Vote (the “Genesis Shareholders Meeting”), provided that the Genesis Shareholders Meeting shall not be held prior to the third business day immediately following the last day on which the holders of Genesis Common Shares can require appraisal of their Genesis Common Shares pursuant to the Companies Act, (ii) promptly give the Depositary a notice as contemplated by Section 4.8 of the Deposit Agreement in respect of the Genesis Shareholders Meeting and (iii) as promptly as practicable after the Form F-4 is declared effective, cause the Depositary to take all actions required under Section 4.8 of the Deposit Agreement, including in connection with the mailing of the Proxy Statement/Prospectus to Genesis’s shareholders. Genesis shall use commercially reasonable efforts to solicit and secure the Required Genesis Vote in accordance with applicable legal requirements; provided that, if there is a Change in Genesis Recommendation pursuant to Section 6.4 or Section 6.5, such obligation to use commercially reasonable efforts shall cease at such time and, subject to Sections 6.4 and 6.5, the board of directors of Genesis shall include the Genesis Recommendation in the Proxy Statement/Prospectus.
     6.2 Access to Information; Confidentiality.
          (a) Upon reasonable notice, each of Genesis and AerCap shall (and shall cause each of its subsidiaries to) (i) afford to the directors, officers, employees, advisors, agents or other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Representatives”) of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and (ii) during such period, make available all other information concerning its business, properties and personnel, in each case, as such other party or its Representatives may reasonably request. Notwithstanding anything in this Section 6.2 or Section 6.3 to the contrary, neither party nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any legally recognized privilege applicable to such information or violate or contravene any applicable Laws or binding agreement entered into prior to the date of this Agreement (including any Laws relating to privacy). The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with applicable Law, and, if necessary, restricting review of certain sensitive material to the receiving party’s financial advisors or outside legal counsel. No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty made by any party hereunder.
          (b) Any information obtained or provided pursuant to Section 6.2(a) shall be subject to the terms of the confidentiality agreement entered into between Genesis and AerCap, dated March 3, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect as provided under Section 9.5 in accordance with its terms.
     6.3 Commercially Reasonable Efforts.
          (a) Subject to the terms and conditions of this Agreement, and without limiting any of the provisions of Section 6.1, each party will cooperate and consult with the other party with respect to, and will use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Amalgamation and the other transactions contemplated by this Agreement as promptly as practicable after the date hereof, including (i) preparing an appropriate filing of a Notification and Report Form pursuant to the HSR Act,

(ii) preparing all appropriate filings required pursuant to the Turkish Regulation, (iii) preparing all appropriate filings required pursuant to the German Regulation, (iv) to the extent the Indian Regulation is in effect and requires by its terms the receipt of the Indian Approval prior to consummation of the Amalgamation, preparing all appropriate filings required pursuant to the Indian Regulation, (v) responding to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Competition Law, (vi) taking all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Competition Law as soon as practicable and refrain from extending any waiting period under the HSR Act or any other Competition Law or enter into any agreement with a Governmental Entity not to consummate the transactions contemplated by this Agreement, and (vii) preparing all other necessary applications, registrations, declarations, notices, filings and other documents and obtaining as promptly as practicable all other Requisite Regulatory Approvals and all other consents, waivers, licenses, registrations, orders, approvals, permits, rulings, requests, authorizations and clearances necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Amalgamation or any of the other transactions contemplated by this Agreement with other Governmental Entities under any other Competition Law.
          (b) In furtherance and not in limitation of Section 6.3(a), to the extent permissible under applicable Laws, each party shall, in connection with the above referenced efforts to obtain all Requisite Regulatory Approvals and any such other necessary or desirable consents, waivers, licenses, registrations, orders, approvals, permits, rulings, requests, authorizations and clearances referred to in Section 6.3(a), use its commercially reasonable efforts to (i) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to applicable Laws or by any Governmental Entity and to use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods and the receipt of all such consents, waivers, licenses, registrations, orders, approvals, permits, rulings, requests, authorizations and clearances under applicable Laws or from such Governmental Entities as soon as practicable, (ii) cooperate in all respects with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party, (iii) keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby and promptly inform the other party of (and upon reasonable request provide copies of) any communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by any private party, in each case regarding any other transactions contemplated hereby, (iv) permit the other parties, or the other parties’ legal counsel, to review prior to its submission any communication given by it to any Governmental Entity or, in connection with any proceeding by any private party, with any other person, (v) consult with the other party in advance of any meeting, conference, conference call, discussion or communication with any such Governmental Entity or, in connection with any proceeding by any private party, with any other person and (vi) to the extent permitted by such Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings, conferences, conference calls, discussions and communications.

          (c) In furtherance and not in limitation of the foregoing, Genesis (and its subsidiaries) and AerCap (and its subsidiaries) shall be required to (i) consent to, take or agree or commit to take any action for the purpose of obtaining any Requisite Regulatory Approvals or any such other necessary or desirable consents, waivers, licenses, registrations, orders, approvals, permits, rulings, requests, authorizations and clearances referred to in Section 6.3(a) or (ii) consent to or agree to any restriction or limitation for the purpose of obtaining any Requisite Regulatory Approvals or any such other necessary or desirable consents, waivers, licenses, registrations, orders, approvals, permits, rulings, requests, authorizations and clearances referred to in Section 6.3(a) and (b) (including with respect to divesting, selling, licensing, transferring, holding separate or otherwise disposing of any business or assets or conducting its (or its subsidiaries’) business in any specified manner), except for such of the foregoing which would, in either case, (x) be effective prior to the Effective Time or (y) reasonably be expected to have a Material Adverse Effect on AerCap and its subsidiaries (including the Amalgamated Company and its subsidiaries) on a consolidated basis after the Effective Time.
          (d) In connection with and without limiting the foregoing, AerCap and Genesis shall (i) take all commercially reasonable actions necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to the Amalgamation, this Agreement or any of the other transactions contemplated by this Agreement, and (ii) if any takeover statute or similar statute or regulation becomes applicable to the Amalgamation, this Agreement or any other transaction contemplated by this Agreement, use their respective commercially reasonable efforts to ensure that the Amalgamation and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Amalgamation and the other transactions contemplated by this Agreement.
     6.4 No Change in Recommendation.
          (a) The board of directors of Genesis shall not withhold, withdraw, qualify or modify (including by amendment or supplement to the Proxy Statement/Prospectus), in any manner adverse to AerCap, the Genesis Recommendation, or publicly propose to, or publicly announce that its board of directors has resolved to, take any such action (any of the foregoing with respect to the Genesis Recommendation, whether in accordance with this Section 6.4 or Section 6.5, a “Change in Genesis Recommendation”).
          (b) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Required Genesis Vote, the board of directors of Genesis may withhold, withdraw, qualify or modify the Genesis Recommendation (or publicly announce that its board of directors has resolved to take any such action), other than in connection with an Acquisition Proposal (for the avoidance of doubt, the conditions under which Genesis may make a Change in Genesis Recommendation as a result of an Acquisition Proposal are as set forth in Section 6.5), if the board of directors of Genesis, after consultation with its outside counsel, concludes in good faith that such action is reasonably likely to be required in order for the board of directors to comply with its fiduciary duties under applicable Law; provided that, no Change in Genesis Recommendation may be made under this Section 6.4 unless Genesis (i) has not breached in any material respect its obligations under this Section 6.4, and (ii) has provided a written notice to AerCap advising AerCap of its intention to make a Change in Genesis Recommendation under this Section 6.4 and AerCap does not, within three (3) business days following its receipt of such notice, agree to make adjustments in the terms and conditions of this Agreement which obviate the need for the Change in Genesis Recommendation, as determined in good faith by the board of directors of Genesis after consultation with its outside legal counsel (provided that, during such three (3) business day period, Genesis shall, and shall cause its outside legal counsel and its financial advisors to, negotiate in good faith with AerCap (to the extent AerCap desires to negotiate) with respect to any proposed adjustments to the terms and conditions of this Agreement). Notwithstanding the foregoing or the proviso to Section 6.5(a), but subject to the respective parties’ rights to terminate this Agreement pursuant to ARTICLE VIII, nothing contained in this Section 6.4(b) or in Section 6.5 shall be deemed to, or shall, relieve Genesis of its obligations to call, give notice of, convene and hold the Genesis Shareholders Meeting under Section 6.1; provided, however, that if the board of directors of Genesis shall have effected a Change in Genesis Recommendation pursuant to this Section 6.4, then the Genesis board of directors may hold the Genesis Shareholders Meeting without making any recommendation, in which event the Genesis board of directors shall communicate the basis for its lack of a recommendation to the Genesis shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent it determines, after consultation with its legal counsel, that such action is compelled by applicable Law.
     6.5 Acquisition Proposals.
          (a) Neither Genesis nor any of its subsidiaries shall, and Genesis shall use commercially reasonable efforts to cause its and its subsidiaries’ Representatives not to, directly or indirectly, prior to the termination of this Agreement:
          (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by providing non-public information) any effort or attempt to make or implement any proposal or offer with respect to, or a transaction to effect, an amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries which account for 20% or more of the assets or revenues of it and its subsidiaries, taken as a whole, or any purchase or sale of 20% or more of the consolidated assets (including, without limitation, stock of its subsidiaries) of it and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving entity in such transaction) (any such proposal, offer or transaction (other than a proposal or offer made by AerCap) being hereinafter referred to as an “Acquisition Proposal”);
          (ii) have, participate or otherwise engage in any discussions or negotiations with or provide any confidential information or data to any person relating to an Acquisition Proposal;
          (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or submit to the vote of its shareholders any Acquisition Proposal; or

          (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, amalgamation agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal;
provided that Genesis may, and Genesis may cause its Representatives to, if the board of directors of Genesis, after consultation with its outside legal counsel, concludes in good faith that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under applicable Law, but subject to Genesis, its subsidiaries and their Representatives complying with Section 6.5(c), participate or otherwise engage in discussions or negotiations with or furnish confidential information or data to any person who has made an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.5 in any material respect and which the board of directors of Genesis concludes would be reasonably likely to constitute or lead to a Superior Proposal; provided, further, that (A) prior to participating or otherwise engaging in any such discussions or negotiations or furnishing such confidential information or data, Genesis shall have entered into a confidentiality agreement with such person on terms not less restrictive in the aggregate to such person than the provisions of the Confidentiality Agreement are to AerCap and its Representatives and (B) all such information or data has previously been provided or made available to AerCap or its Representatives or is provided or made available to AerCap or its Representatives prior to or substantially concurrent with the time it is provided to such person. Notwithstanding the foregoing, nothing in this Section 6.5(a) shall prohibit Genesis from contacting and engaging in discussions with any person who has made an unsolicited bona fide written Acquisition Proposal solely for the purpose of clarifying the terms of such Acquisition Proposal.
          (b) Subject to Section 6.5(d), Genesis (i) shall, and shall cause its subsidiaries and its and their respective Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) shall not, and shall not permit any of its subsidiaries to, release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party, except to the extent that the board of directors of Genesis, after consultation with its outside counsel, concludes in good faith that such action is reasonably likely to be required in order for the board of directors to comply with its fiduciary duties under applicable Law in connection with any Acquisition Proposal. Genesis shall use its commercially reasonable efforts to promptly inform its and its subsidiaries’ respective Representatives of the obligations undertaken in this Section 6.5.
          (c) Genesis shall promptly (and in any event within the later of (1) forty-eight (48) hours or (2) the end of the second business day following such event) notify AerCap of any (i) Acquisition Proposal received by it, any of its subsidiaries or any of their respective Representatives, (ii) request for information that would reasonably be expected to be related to an Acquisition Proposal received by it, any of its subsidiaries or any of their respective Representatives, and (iii) request for discussions or negotiations that would reasonably be expected to be related to an Acquisition Proposal received by it, any of its subsidiaries or any of their respective Representatives, indicating, in connection with any such notice, the identity of the person making such Acquisition Proposal or request and the material terms and conditions thereof (including a copy thereof if in writing and any related available documentation and correspondence). Genesis shall (A) inform the person making such Acquisition Proposal, request for information or request for discussions or negotiations of its obligations under this Agreement and (B) keep AerCap reasonably informed on a reasonably current basis of the terms of any such Acquisition Proposal or request for information or request for discussions or negotiations (including whether such Acquisition Proposal or request for information or request for discussions or negotiations is withdrawn and any material change to the terms thereof). Nothing contained in this paragraph (c) is intended to limit any other provision of this Section 6.5.
          (d) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Required Genesis Vote (after the expiration of the Notice Period), the board of directors of Genesis concludes that an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.5 in any material respect would be reasonably likely to constitute a Superior Proposal (after giving effect to all the adjustments to this Agreement which may be offered by AerCap prior to or during the Notice Period), the board of directors of Genesis may make a Change in Genesis Recommendation pursuant to this Section 6.5; provided that, the board of directors of Genesis may not make a Change in Genesis Recommendation pursuant to this Section 6.5 unless (i) Genesis has provided a written notice to AerCap (a “Notice of Superior Proposal”) advising AerCap that it has received an Acquisition Proposal that would be reasonably likely to constitute a Superior Proposal and specifying the identity of the person making such Acquisition Proposal and the material terms thereof (including a copy thereof and any related available documentation and correspondence), and (ii) AerCap does not, within three (3) business days following its receipt of the Notice of Superior Proposal (the “Notice Period”), make an offer that, as determined in good faith by the board of directors of Genesis after consultation with Genesis’s outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during the Notice Period, Genesis shall, and shall cause its outside legal counsel and its financial advisors to, negotiate in good faith with AerCap (to the extent AerCap desires to negotiate) with respect to such proposal). The parties understand and agree that, to comply with this Section 6.5(d), any revisions to the terms of such Superior Proposal which, individually or in the aggregate, would be material when considering such Superior Proposal in its totality, shall require Genesis to deliver to AerCap a new Notice of Superior Proposal and the commencement of a new Notice Period.
          (e) Nothing contained in this Section 6.5 shall prohibit Genesis from (i) complying with Rule 14d-9 or 14e-2 promulgated under the Exchange Act to the extent applicable with regard to an Acquisition Proposal (provided that, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer, any failure by Genesis or its board of directors to recommend that the shareholders of Genesis reject such offer within the time period specified in Rule 14e-2(a) shall be deemed to be a Change in Genesis Recommendation), or making any legally required disclosure to its shareholders with regard to an Acquisition Proposal (provided that, any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to Rule 14d-9 or 14e-2(a) shall be deemed to be a Change in Genesis Recommendation unless the board of directors of Genesis expressly reaffirms its recommendation to its shareholders in favor of approval of this Agreement and the transactions contemplated hereby) or (ii) informing any person of the existence of the provisions contained in this Section 6.5.

          (f) “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal from any person (other than AerCap or its subsidiaries) that did not result from a material breach by Genesis of this Section 6.5, which the board of directors of Genesis concludes in good faith, after consultation with Genesis’s outside legal counsel and financial advisors, taking into account the legal, financial, regulatory, timing, the person making the Acquisition Proposal and other aspects of the Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) (i) is in the best interests of Genesis and its shareholders taken as a whole, (ii) is more favorable to Genesis and its shareholders taken as a whole than the transactions contemplated by this Agreement (after giving effect to all adjustments to this Agreement which may be offered by AerCap under Section 6.5(d) in response to such Acquisition Proposal) and (iii) is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of Governmental Entities and otherwise reasonably capable of being completed within six (6) months following the Genesis board’s determination that such Acquisition Proposal is a “Superior Proposal”; provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.5(a)(i), except that the reference to “20% or more of the assets or revenues” shall be deemed to be a reference to “50% or more of the assets or revenues”, the reference to “20% or more of its voting power” shall be deemed to be a reference to “50% or more of its total voting power” and the reference to “20% or more of the consolidated assets” shall be deemed to be a reference to “all or substantially all of the consolidated assets.”
     6.6 Fees and Expenses. Whether or not the Amalgamation is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided herein, and except that (i) expenses incurred in connection with filing, printing and mailing the Proxy Statement/Prospectus and the Form F-4, all filing and other fees paid to the SEC in connection with the transactions contemplated hereby and all filing fees associated with the Requisite Regulatory Approvals which in each case shall be shared equally by Genesis and AerCap, and (ii) fees and expenses (other than any fees and expenses of Genesis’s legal counsel) associated with obtaining the Agreement Waivers and the Service Provider Agreements shall be borne by AerCap.
     6.7 Indemnification; Directors’ and Officers’ Insurance.
          (a) From and after the Effective Time, the Amalgamated Company shall, to the fullest extent permitted by applicable Law (and, in the case of the former officers and directors, to the extent permitted by the bye-laws of Genesis or any of its respective subsidiaries prior to the Closing), indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Genesis or any of its respective subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Genesis or any of its respective subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at or after, the

Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Genesis or any of its respective subsidiaries pursuant to the relevant entity’s memorandum of association, bye-laws and indemnification agreements and resolutions, if any, in existence on the date hereof. In the event that the Amalgamated Company fails to perform its obligations pursuant to this Section 6.7(a) for any reason, AerCap will perform and fulfill such obligations without any requirement that an Indemnified Party pursue any available remedies against the Amalgamated Company or any other party.
          (b) Genesis shall purchase as of the Effective Time, and AerCap, for a period of six (6) years after the Effective Time, shall maintain, a tail policy to the existing directors’ and officers’ liability insurance maintained by Genesis with respect to claims arising from facts or events which occurred at or before the Effective Time, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than the coverage provided by the existing policy of Genesis as of the date of this Agreement; provided, however, that in no event shall Genesis be permitted to expend for the entire tail policy in excess of 250% of the annual premium currently provided by Genesis for its existing policy of directors’ and officers’ liability insurance; and provided, further, that if the premium of such insurance coverage exceeds such amount, Genesis shall be permitted to obtain a policy with the greatest coverage available for a cost not to exceed such amount. At the request of Genesis, AerCap shall cooperate with Genesis to obtain such a tail policy effective as of the Effective Time.
          (c) In the event that AerCap or the Amalgamated Company or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or amalgamation or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, AerCap shall cause proper provision to be made so that the successors and assigns of AerCap or the Amalgamated Company assume and honor the obligations set forth in this Section 6.7.
          (d) The provisions of this Section 6.7: (i) are intended to be for the benefit of, and shall be enforceable by, each director of Genesis as of the date of this Agreement and each other Indemnified Party, his or her heirs and legal representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Following the Effective Time, the obligations of AerCap and the Amalgamated Company under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.7 applies without the consent of each such affected Indemnified Party.
     6.8 Public Announcements. The press release to be issued after the execution of this Agreement by all parties regarding the Amalgamation shall be a joint press release, and thereafter each of AerCap and Genesis shall, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE, as applicable, or by request of any Governmental Entity, consult with the other party before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby; provided, however, that this consultation obligation shall not apply to any press release or other public statement relating to any actual or contemplated litigation between the parties to this Agreement.
     6.9 Additional Agreements. In case any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Amalgamated Company with full title to all properties, assets, rights, approvals, permits, authorizations, immunities and franchises of Genesis and its subsidiaries, the parties shall use commercially reasonable efforts to cause their respective officers and directors to take all such necessary action.
     6.10 Shareholder Litigation. Genesis shall give AerCap the reasonable opportunity to participate in the defense of any shareholder litigation against Genesis or its directors or officers relating to this Agreement and the transactions contemplated hereby.
     6.11 Employee Matters.
          (a) Both Genesis and AerCap acknowledge and agree that the Transfer Regulations apply to this Agreement and that under the Transfer Regulations:
          (i) the rights and obligations arising from contracts of employment between Genesis and the Employees (except those relating to old-age, invalidity and survivors’ benefits referred to in Regulation 4(3) of the Transfer Regulations) will have effect after the Effective Time as if originally made between AerCap or the Amalgamated Company and each such Employee; and
          (ii) Genesis and AerCap each severally has an obligation to inform and/or consult with its employee representatives, or employees as the case may be, about the transactions contemplated hereby. Such consultation will include consultation concerning the Employees’ rights to old-age, invalidity and survivors’ benefits following the Effective Time.
          (b) Both Genesis and AerCap agree to comply with their respective obligations under the Transfer Regulations and provide reasonable information and assistance to the other party to allow that party to so comply, including details of the relevant Employee’s or other person’s rights and obligations which transfer to AerCap.
          (c) As soon as practicable after the date hereof but, in any event, prior to the Closing Date, Genesis shall offer to enter into severance arrangements with the employees identified in the schedule delivered on September 16, 2009 (which such schedule shall include all employees of Genesis and its subsidiaries as of September 16, 2009) by Genesis’s Chief Executive Officer to AerCap’s Chief Executive Officer entitled “Final Section 6.11(c) Schedule” providing for the termination of such employees’ employment with Genesis as of the Effective Time or at such earlier date as otherwise determined by Galveston in consideration of the receipt of a severance payment and benefits in accordance with such schedule (subject to any adjustment under Section 6.11(d)), each such payment being conditional on the relevant employee signing (x) an appropriate form of severance agreement on terms and in a form reasonably acceptable to AerCap (it being understood that each such agreement shall include a waiver of any applicable restrictions on the employment of such employee) and (y) an acknowledgement that each employee has exercised his or her right to refuse to transfer to AerCap or the Amalgamated Company under the Transfer Regulations. For the avoidance of doubt, any employee of Genesis who chooses not to accept voluntary severance in accordance with this Section 6.11(c) will be entitled to transfer to AerCap or the Amalgamated Company in accordance with Section 6.11(a).
          (d) The parties acknowledge that the severance amounts specified in the list referred to in Section 6.11(c) are calculated assuming the Effective Time will be December 31, 2009. The parties agree that, should the Effective Time take place on a date other than December 31, 2009, the maximum amounts shall be adjusted as provided in the schedule referred to in Section 6.11(c) to reflect the actual period before the Effective Time (such adjustments to include any adjustments necessary to each employee’s length of service with Genesis).
     6.12 Listing and Delisting; Reservation for Issuance. AerCap shall use its commercially reasonable efforts to cause all the following shares to be approved for listing and quotation on the NYSE, subject to official notice of issuance, no later than the Closing Date: (i) all AerCap Common Shares to be issued in the Amalgamation to Genesis shareholders and (ii) all AerCap Common Shares to be reserved for issuance upon exercise or vesting of the Genesis Share Options (collectively, the “Listed AerCap Common Shares”). AerCap shall take all action necessary to reserve for issuance, prior to the Closing Date, any Listed AerCap Common Shares that, by their terms and in accordance with this Agreement, will not be issued until after the Effective Time. AerCap shall use its commercially reasonable efforts to cause the Genesis Common Shares and ADSs to no longer be listed or quoted on the NYSE and to be deregistered under the Exchange Act as soon as practicable following the Effective Time.
     6.13 Tax Matters.
          (a) AerCap shall cause (i) Amalgamation Sub to file with the United States Internal Revenue Service a properly completed Form 8832 and related documents, so as to elect to be treated as a disregarded entity for U.S. federal tax purposes effective at least one day prior to the Closing Date, and (ii) the Amalgamated Company to file, after the Closing Date, with the United States Internal Revenue Service a properly completed Form 8832 and related documents, so as to cause it to be treated for U.S. federal tax purposes as a disregarded entity effective as of the Closing Date.
          (b) The parties intend that the Amalgamation will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code and to obtain the opinion described in Section 7.2(d). Prior to the Effective Time, each of AerCap, Amalgamation Sub and Genesis and each of their respective affiliates shall use commercially reasonable efforts to cause the Amalgamation to so qualify and to obtain such opinion, and unless otherwise required by applicable Law or by any other provision of this Agreement, shall not take any actions, or cause any actions to be taken, which would reasonably be expected to cause the Amalgamation to fail so to qualify or the opinion to fail to be delivered.
          (c) AerCap and Genesis shall each execute and deliver to Weil, Gotshal & Manges LLP, counsel to Genesis, certificates substantially in the forms attached hereto as Exhibits B and C at such time or times as reasonably requested by Weil, Gotshal & Manges LLP in connection with any opinions required by the SEC or the delivery of the opinion referred to in Section 7.2(d), as the case may be. Prior to the Effective Time, neither AerCap nor Genesis shall take any action which would cause to be untrue any of the representations in such certificates.
     6.14 AerCap Board of Directors.
     (a) AerCap shall propose and recommend for election to the board of directors of AerCap for at least the four (4) year term referred to in, and subject to all the terms of, Article 15.3 of AerCap’s articles of association (statuten), at an extraordinary general meeting of AerCap’s shareholders to be duly called and held within sixty (60) days following the Effective Time (the “First EGM”), three (3) nominees proposed by Genesis (in addition to any other nominees proposed by the board of directors of AerCap or any AerCap shareholder) at least five (5) business days prior to the Closing Date, which nominees (such nominees, or any replacement nominees selected in accordance with this Section 6.14 from time to time, the “Genesis Nominees”) shall be (i) members of the board of directors of Genesis as of such date and (ii) subject to the consent of AerCap (not to be unreasonably withheld).
     (b) If any Genesis Nominee shall not be elected to the board of directors of AerCap at the First EGM, the Genesis Nominees shall designate a replacement for such person or persons (which may include re-nomination of a Genesis Nominee who was previously proposed), subject to the consent of AerCap (not to be unreasonably withheld), and AerCap shall propose and recommend for election to the board of directors of AerCap such replacement Genesis Nominee or Nominees (x) in the event that the First EGM takes place before the publication of notice of the annual general meeting of AerCap’s shareholders to be held in 2010 (the “2010 AGM”), at the 2010 AGM, or (y) in the event that the First EGM takes place after the publication of notice of the 2010 AGM, at an extraordinary general meeting of AerCap’s shareholders to be duly called and held within ninety (90) days following the First EGM (the “Second EGM”; and the term “Applicable Meeting” means the First EGM, the Second EGM or the 2010 AGM, as applicable).
     (c) If it shall be determined prior to the Closing Date that a Genesis Nominee shall be unable to serve as a director at the time of the First EGM or fails to obtain the consent of AerCap, Genesis shall designate another Genesis Nominee, which Genesis Nominee shall be (i) a member of the board of directors of Genesis as of such date and (ii) subject to the consent of AerCap (not to be unreasonably withheld), to serve in such individual’s place.
     (d) If it shall be determined following the Closing Date, but prior to the time of the Applicable Meeting, that a Genesis Nominee shall be unable to serve as a director at the time of the Applicable Meeting or fails to obtain the consent of AerCap, the remaining Genesis Nominees shall designate a replacement for such person, subject to the consent of AerCap (not to be unreasonably withheld).
     (e) In any instance where AerCap is required to provide its consent under this Section 6.14, AerCap may withhold such consent if (among other reasons) any proposed Genesis Nominee would reasonably be expected not to satisfy any standard (other than independence) contained in any corporate governance rule adopted by the board of directors of AerCap, AerCap’s articles of association (statuten) or applicable Netherlands Law. For the avoidance of doubt, if as a result of the election of any Genesis Nominee, AerCap would have a larger number of executive directors or non-independent directors than prescribed under the Netherlands corporate governance code, AerCap shall make the appropriate disclosure as allowed under such corporate governance code in its annual report.
     (f) From and after the Effective Time and until (x) the date that three (3) Genesis Nominees are elected to the board of directors of AerCap or (y) in the event that three (3) Genesis Nominees are not elected to the board of directors of AerCap at or prior to the 2010 AGM or the Second EGM, as applicable, the date of such Applicable Meeting, each Genesis Nominee who has not been elected to the AerCap board of directors shall have the right to (i) attend any meeting of the AerCap board of directors held following the Effective Time, strictly as an observer without any voting rights and (ii) receive any materials delivered to the board of directors of AerCap in connection therewith; provided that the aggregate of the number of Genesis Nominees with the rights described in clauses (i) and (ii) of this Section 6.14(f) and the number of Genesis Nominees who are directors of AerCap shall not exceed three (3) at any one time.
     6.15 Deposit Agreement. Genesis shall take any and all action reasonably requested by AerCap with respect to the Depositary and the Deposit Agreement that AerCap deems necessary or advisable in order to facilitate the exchange of ADSs for AerCap Common Shares in connection with the Amalgamation, including amending or terminating the Deposit Agreement, appointing a successor Depositary and/or removing the Depositary.
     6.16 Financing Facilities. Effective from and after the Effective Time, the Amalgamated Company shall expressly assume Genesis’s obligations under the DVB/KFW/HSH Facility.
     6.17 Monthly Reports. Each of AerCap and Genesis shall deliver to the other party promptly after the end of each calendar month ending after the date of this Agreement, (i) true and complete copies of any monthly consolidated management accounts as may be prepared or received relating to the business or operations of AerCap and Genesis, respectively, and (ii) a report setting forth in reasonable detail, as of such month end, an update of the information required to be disclosed, with respect to Genesis, in Section 4.11(g) of the Genesis Disclosure Letter and with respect to AerCap, in Section 3.10(g) of the AerCap Disclosure Letter. In addition, upon Genesis’s request, AerCap shall provide to Genesis reasonable updates with regard to any transaction that would be prohibited by Sections 5.2(a), (c) or (e) but for the exceptions provided in such sections.
     6.18 Notification of Certain Matters. AerCap shall give prompt notice to Genesis, and Genesis shall give prompt notice to AerCap, in writing (where appropriate, through updates to the AerCap Disclosure Letter or Genesis Disclosure Letter, as applicable) of, and will contemporaneously provide the other party with true and complete copies of any and all information or documents relating to, (i) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) any Legal Proceedings commenced, or to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which, in the case of either clause (i) or (ii), would reasonably be expected to have a Material Adverse

Effect with respect to such party or prevent or materially delay consummation of the transactions contemplated by this Agreement and (iii) to the knowledge of such party, any other event, transaction or circumstance that has caused or would reasonably be expected to cause any covenant or agreement of such party under this Agreement to be breached or that has rendered or would reasonably be expected to render untrue any representation or warranty of such party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section 6.18 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Conditions to Each Party’s Obligation to Effect the Amalgamation. The respective obligation of each party to effect the Amalgamation shall be subject to the satisfaction prior to the Closing of the following conditions, unless waived (to the extent permitted by applicable Law) by both Genesis and AerCap:
          (a) Shareholder Approval. Genesis shall have obtained the Required Genesis Vote.
          (b) NYSE Listing. The Listed AerCap Common Shares shall have been authorized for listing on NYSE, subject to official notice of issuance.
          (c) Requisite Regulatory Approvals. (i) Each waiting period, if any (and any extension thereof), applicable to the Amalgamation under the HSR Act shall have been terminated or shall have expired, (ii) each of the German Approval and the Turkish Approval shall have been obtained, (iii) to the extent the Indian Regulation is in effect and requires by its terms the receipt of the Indian Approval prior to consummation of the Amalgamation, the Indian Approval shall have been obtained, and (iv) except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on AerCap and its subsidiaries (including the Amalgamated Company and its subsidiaries) on a consolidated basis after the Effective Time, (A) all other authorizations, consents, orders or approvals of, or declarations or filings with, and expirations of waiting periods required from, any Governmental Entity in connection with the Amalgamation shall have been filed, have occurred or been obtained (all such permits, authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, together with those under the HSR Act, and the Turkish Approval, the German Approval and, to the extent the Indian Regulation is in effect and requires by its terms the receipt of the Indian Approval prior to consummation of the Amalgamation, the Indian Approval, being referred to as the “Requisite Regulatory Approvals”), and (B) all the Requisite Regulatory Approvals shall be in full force and effect.
          (d) Form F-4. The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Amalgamation shall be in effect. There shall not be any action taken, or any Law enacted, entered, enforced or made applicable to the Amalgamation, by any Governmental Entity of competent jurisdiction that makes the consummation of the Amalgamation illegal or otherwise restrains, enjoins or prohibits the Amalgamation.
     7.2 Conditions to Obligation of Genesis. The obligation of Genesis to effect the Amalgamation is subject to the satisfaction of the following conditions unless waived by Genesis:
          (a) Representations and Warranties. (i) The representations and warranties of AerCap set forth in Section 3.8(i) shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of AerCap (and Amalgamation Sub, as applicable) set forth in Sections 3.2, 3.3(a), 3.9 and 3.17 shall be true and correct in all material respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date) and (iii) each of the other representations and warranties of AerCap set forth in ARTICLE III of this Agreement shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of such date), except where the failure of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect,” “knowledge” or similar qualifier set forth therein) has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on AerCap.
          (b) Performance of Obligations of AerCap. AerCap shall have performed or complied in all respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect, and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (c) Certification. Genesis shall have received a certificate signed on behalf of AerCap by the Chief Executive Officer or the Chief Financial Officer of AerCap, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
          (d) Opinion of Tax Counsel. Genesis shall have received an opinion from Weil, Gotshal & Manges LLP, counsel to Genesis, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (i) the Amalgamation will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Genesis and AerCap will be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) AerCap will be treated, in respect of any shareholder who will own after the Amalgamation less than five percent of the issued AerCap Common Shares (as determined under Treasury Regulations Section 1.367(a)-3(b)(1)(i)),as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto pursuant to the Amalgamation. In rendering its opinion, Weil, Gotshal & Manges LLP may require and rely upon representations contained in the certificates referred to in Section 6.13(c) substantially in the forms attached hereto as Exhibits B and C and upon an opinion from Bermuda counsel regarding the effect of the Amalgamation under Bermuda Law (the “Bermuda Opinion”).
     7.3 Conditions to Obligation of AerCap. The obligation of AerCap to effect the Amalgamation is subject to the satisfaction of the following conditions unless waived by AerCap:
          (a) Representations and Warranties. (i) The representations and warranties of Genesis set forth in Section 4.8(i) shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of Genesis set forth in Sections 4.2, 4.3(a), 4.9 (other than in the case of a Change in Genesis Recommendation pursuant to Sections 6.4(b) or 6.5(d)), 4.10 and 4.19 shall be true and correct in all material respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date) and (iii) each of the other representations and warranties of Genesis set forth in ARTICLE IV of this Agreement shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of such date), except where the failure of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect,” “knowledge” or similar qualifier set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Genesis.
          (b) Performance of Obligations of Genesis. Genesis shall have performed or complied in all respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect, and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (c) Certification. AerCap shall have received a certificate signed on behalf of Genesis by the Chief Executive Officer or the Chief Financial Officer of Genesis, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
          (d) Service Provider Agreements. Each Service Provider Agreement shall be in full force and effect.
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated, at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after the Required Genesis Vote has been obtained only:

          (a) by mutual consent of Genesis, Amalgamation Sub and AerCap in a written instrument;
          (b) by either Genesis or AerCap, upon written notice to the other party, if (i) a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied such Requisite Regulatory Approval and such denial has become final and non-appealable, or (ii) any Governmental Entity of competent jurisdiction shall have issued an order, judgment, decision, decree or ruling, or taken any other action, permanently restraining, enjoining or otherwise prohibiting the Amalgamation, and such order, judgment, decision, decree, ruling or other action has become final and non-appealable; provided that, the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply in any material respect with Section 6.3 or any other provision of this Agreement has been the direct cause of, or resulted directly in, such action;
          (c) by either Genesis or AerCap, upon written notice to the other party, if the Amalgamation shall not have been consummated on or before the later of (i) March 17, 2010; (ii) if, on the date set forth in clause (i), the condition set forth in Section 7.1(c) is the only condition remaining to be satisfied on such date (other than those conditions that are only capable of being satisfied on the Closing), ninety (90) days following such date; and (iii) if on the date provided for in clause (ii), the Indian Regulation is in effect and requires by its terms the receipt of the Indian Approval prior to consummation of the Amalgamation, and receipt of the Indian Approval is the only condition remaining to be satisfied on such date (other than those conditions that are only capable of being satisfied on the Closing), the last day of the applicable waiting or similar period prescribed under the Indian Regulation as determined in good faith by AerCap and Genesis after consultation with their respective outside legal counsel (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement has been the direct cause of, or resulted directly in, the failure of the Effective Time to occur on or before the Outside Date;
          (d) by AerCap, upon written notice to Genesis, if Genesis’s board of directors shall have (i) effected a Change in Genesis Recommendation pursuant to either Section 6.4 or Section 6.5 (including by amending or supplementing the Proxy Statement/Prospectus to effect a Change in Genesis Recommendation), or (ii) failed to (x) call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Required Genesis Vote or (y) include the Genesis Recommendation in the Proxy Statement/Prospectus, in each case in accordance with Section 6.1(c); provided, however, that the right to terminate this Agreement pursuant to clause (i) of this Section 8.1(d) shall expire ten (10) business days following the date of the Change in Genesis Recommendation;
          (e) by either Genesis or AerCap, if the terminating party is not in material breach of its obligations under this Agreement, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 7.2(a), 7.2(b), 7.3(a) or 7.3(b), as the case may be, and which breach has not been cured within thirty (30) days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period;
          (f) by either Genesis or AerCap, upon written notice to the other party, if the Required Genesis Vote shall not have been obtained upon a vote taken thereon at the duly convened Genesis Shareholders Meeting or any adjournment or postponement thereof at which the applicable vote was taken;
          (g) by AerCap, upon written notice to Genesis, if the total number of Dissenting Shares exceeds 22.5% of the issued and outstanding Genesis Common Shares as of the business day immediately following the last day on which the holders of Genesis Common Shares can require appraisal of their Genesis Common Shares pursuant to Bermuda Law; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(g) shall expire five (5) business days following the last day on which the holders of Genesis Common Shares can require appraisal of their Genesis Common Shares pursuant to Bermuda Law;
          (h) by Genesis, if it has delivered a Notice of Superior Proposal to AerCap pursuant to Section 6.5(d) and the Notice Period referred to in Section 6.5(d) shall have lapsed; provided that, no termination under this Section 8.1(h) shall be effective until the Termination Fee shall have been paid to AerCap; provided, further, however, that Genesis shall not be deemed to be in breach of this Agreement if immediately prior to the payment of the Termination Fee it enters into a definitive agreement in connection with the referenced Superior Proposal; or
          (i) by AerCap, upon written notice to Genesis, if any tender offer or exchange offer is commenced by any other person with respect to the outstanding Genesis Common Shares prior to the time at which Genesis receives the Required Genesis Vote, and Genesis’s board of directors shall not have recommended that Genesis’s shareholders reject such tender offer or exchange offer and not tender their Genesis Common Shares into such tender offer or exchange offer within ten (10) business days after commencement of such tender offer or exchange offer, unless Genesis has issued a press release that expressly reaffirms the Genesis Recommendation within such ten (10) business day period.
     8.2 Effect of Termination.
          (a) In the event of termination of this Agreement by either AerCap or Genesis as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Genesis, Amalgamation Sub or AerCap or their respective officers or directors under or arising from this Agreement, except as to Genesis, Amalgamation Sub or AerCap with respect to Section 6.2(b) (Confidentiality), Section 6.6 (Fees and Expenses), this Section 8.2 (Effect of Termination), and ARTICLE IX (General Provisions), which shall survive such termination; provided that, no party shall be relieved or released from any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.
          (b) If AerCap terminates this Agreement pursuant to Section 8.1(i) or Section 8.1(d) (unless, in the case of a termination pursuant to Section 8.1(d), a Change in Genesis Recommendation has occurred due to a development applicable to AerCap, its business or securities that the Genesis directors determine is sufficiently material and adverse so as to warrant the Change in Genesis Recommendation), then Genesis shall, as promptly as reasonably practicable (and, in any event, within two (2) business days) following such termination, pay to AerCap, by wire transfer of immediately available funds to an account designated by AerCap, $9,000,000 (the “Termination Fee”).
          (c) If either party terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(f), or if AerCap terminates this Agreement pursuant to Section 8.1(e), and (i) at any time after the date of this Agreement and prior to (A) the Outside Date (in the case of a termination pursuant to Section 8.1(c)), (B) the breach giving rise to AerCap’s right to termination (in the case of a termination pursuant to Section 8.1(e)) or (C) the date of the Genesis Shareholders Meeting (in the case of a termination pursuant to Section 8.1(f)), an Acquisition Proposal for Genesis shall have been publicly announced (and not withdrawn), and (ii) within twelve (12) months following the date of such termination of this Agreement, Genesis or any of its subsidiaries enters into a definitive agreement with respect to or consummates an Acquisition Transaction with any person (other than AerCap), then Genesis shall pay to AerCap upon the earlier of the date of such execution or such consummation, by wire transfer of immediately available funds to an account designated by AerCap, the Termination Fee.
          (d) If Genesis terminates this Agreement pursuant to Section 8.1(h), then Genesis shall, on the date of such termination, pay to AerCap, by wire transfer of immediately available funds to an account designated by AerCap, the Termination Fee.
          (e) Genesis’s payment of the Termination Fee pursuant to this Section 8.2 shall be the sole and exclusive remedy of AerCap against Genesis and any of its subsidiaries and their respective Representatives with respect to occurrences giving rise to such payment.
     8.3 Acknowledgements. The parties hereto acknowledge and agree that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, AerCap would not enter into this Agreement. If Genesis shall fail to pay the Termination Fee as and when required under Section 8.2, Genesis shall reimburse AerCap for all reasonable costs and expenses incurred or accrued by AerCap (including reasonable fees and expenses of legal counsel) in connection with the collection under and enforcement of this Section 8.3, plus interest on such unpaid Termination Fee from the date such payment was required to be made until the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.

ARTICLE IX
GENERAL PROVISIONS
     9.1 Non-Survival of Representations, Warranties and Agreements. Except for Sections 6.7 and 6.11 and any provision of this ARTICLE IX to the extent it is related to a claim under Section 6.7 or Section 6.11, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.
     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by email, telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	If to Genesis, to:

Genesis Lease Limited
4450 Atlantic Avenue,
Westpark, Shannon,
Co. Clare, Ireland
	Attention:	John McMahon
	Facsimile:	+353 61 364 642

with a copy to (which shall not constitute notice):

Weil Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
	Attention:	Raymond O. Gietz, Esq.
Boris Dolgonos, Esq.
	Facsimile:	(212) 310-8007

(b)	If to AerCap, to:

AerCap Holdings N.V.
AerCap House
Stationsplein 965
1117 CE Schiphol Airport Amsterdam

The Netherlands
Attention:	Chief Legal Officer
Facsimile:	+31 20 655 9100

with a copy to (which shall not constitute notice):

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, NY 10005
Attention:	Robert S. Reder, Esq.
Alexander M. Kaye, Esq.
Facsimile:	(212) 530-5219
     9.3 Interpretation. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the schedules and exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement mean Genesis, Amalgamation Sub and/or AerCap, as the case may be. References to “person” in this Agreement mean an individual, a company, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof. References to “subsidiary” in this Agreement means, as to any person, any other person of which more than 50% of the effective voting power or equity or other ownership interests (including any beneficial interests in trusts and any ownership interests evidenced by class E securities issued by a securitization vehicle) is directly or indirectly owned by such person. References to “affiliate” in this Agreement means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this Agreement, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. As used in this Agreement, “knowledge” means the actual knowledge, following due inquiry, of any of the officers of AerCap or the officers of Genesis, as the case may be; provided that, with respect to paragraphs (c)-(g) of Section 4.11 and Section 4.12, “due inquiry” by Genesis shall also include active inquiry of the Servicer. References to “US dollar,” “dollars,” “US$” or “$” in this Agreement are to the lawful currency of the United States of America. References to “U.S.” or “United States” in this Agreement are to the United States of America. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York or Bermuda are obligated by Law or executive order to be closed and shall be deemed to conclude at midnight, New York time.

     9.4 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Such counterpart executions may be transmitted to the parties by facsimile or electronic transmission, which shall have the full force and effect of an original signature.
     9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Amalgamation Agreement, the AerCap Disclosure Letter and the Genesis Disclosure Letter) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and shall terminate in accordance with its terms, and (b) is not intended to confer upon any person other than the parties any rights or remedies hereunder, except (i) for the rights of the holders of Genesis Common Shares to receive the Amalgamation Consideration pursuant to and subject to this Agreement if the Effective Time occurs, and (ii) as provided in Section 6.7(c).
     9.6 Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws; provided, however, that the Amalgamation shall also be governed by the applicable provisions of the Companies Act to the extent required thereby.
     9.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Amalgamation that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, which may be granted or withheld in the sole discretion of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding two (2) sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
     9.9 Enforcement. The parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, subject to the discretion of the Chosen Court, the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

Agreement in any Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity (including under Section 8.2).
     9.10 Submission to Jurisdiction. Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York (collectively, the “Chosen Courts”), for the purposes of any litigation, action, suit or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby. Each party agrees to commence any litigation, action, suit or proceeding relating hereto only in the Chosen Courts. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to and grants any such court jurisdiction over the person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
     9.11 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Amalgamation by the shareholders of Genesis, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties by their duly authorized representatives.
     9.12 Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.
     9.13 Defined Terms.
          (a) For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

     “Acquisition Transaction” means with respect to Genesis, any amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries or any purchase or sale of 50% or more of the consolidated assets (including, without limitation, stock of its subsidiaries) of it and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 50% or more of its total voting power.
     “AerCap Benefit Plan” means only those Compensation and Benefit Plans, whether or not subject to ERISA or written or unwritten, and (i) that are maintained by, sponsored in whole or in part by, or contributed to by AerCap or its subsidiaries for the benefit of their employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or (ii) with respect to which AerCap or any of its subsidiaries have or may have any outstanding liability.
     “Aircraft” means, either collectively or individually, as applicable, the aircraft described in Section 3.10(a) of the AerCap Disclosure Letter or Section 4.11(a) of the Genesis Disclosure Letter, as applicable, each with the manufacturer’s serial number as set forth in that Section, including (a) the airframe, (b) the Engines and (c) all appliances, parts, accessories, instruments, navigational and communications equipment, furnishings, modules, components and other items of equipment installed in or furnished with the Aircraft on the Closing Date, except that, with respect to Lessee Furnished Equipment, references in this Agreement to an “Aircraft” shall be deemed to refer only to that interest in Lessee Furnished Equipment as is held by the owner of the Aircraft therein under the applicable Lease Document, without any representation or warranty of any kind by AerCap or Genesis, as applicable, with respect to such interest except as set out in Section 3.10 and Section 4.11, respectively. References to the “Aircraft” shall, where the context requires, include the Manuals and Technical Records.
     “Compensation and Benefit Plan” means any pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock unit, equity-based compensation, performance units, employee stock ownership, severance pay, vacation, retention or other bonus or incentive plan, any other employee program or agreement, any medical, vision, dental, or other health plan, any life insurance plan, any employment, retention, change in control, severance, termination, consulting or retirement agreement and any other employee benefit plan or fringe benefit plan, whether or not tax-qualified or otherwise tax-preferred.
     “Competition Law” means the HSR Act, the Turkish Regulation, the German Regulation, the Indian Regulation, the Sherman Act, as amended, the Federal Trade Commission Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

     “Deposit Agreement” means that certain deposit agreement by and among Genesis, the Depositary and all Holders and Beneficial Owners (as defined thereunder) of ADSs evidenced by ADRs issued thereunder, dated as of December 19, 2006, as amended by Supplement Agreement No. 1, dated May 7, 2008, and as the same may be further amended from time to time.
     “Depositary” means Deutsche Bank Trust Company Americas, in its capacity as depositary for the ADSs under the Deposit Agreement, and any successor thereto or assignee thereof.
     “DVB/KFW/HSH Facility” means that certain $241,000,000 facility represented by that certain Facility Agreement, dated September 20, 2008, among Genesis Portfolio Funding I Limited, as borrower, Genesis, as guarantor, the Genesis subsidiaries party thereto, DVB Bank AG, HSH Nordbank AG and KfW IPEX-Bank GmbH, as lenders, arrangers and underwriters and HSH Nordbank AG, as facility agent and security trustee.
     “Engine” means (i) with respect to each Aircraft, the engines related to that Aircraft as set forth in Section 3.10(a) of the AerCap Disclosure Letter or Section 4.11(a) of the Genesis Disclosure Letter, as applicable, and title to which has vested in the owner of that Aircraft or, with respect to all Aircraft, all of those engines and (ii) each other engine owned by or leased to AerCap, Genesis or one of their respective subsidiaries, as applicable, in each case, whether or not attached to an Aircraft, and together in each case with all equipment and accessories belonging to, installed in or appurtenant to those engines. For the avoidance of doubt, references to Engines shall include engines which shall have replaced another engine under the relevant Lease if title to such replacement engine shall have passed to the lessor under such Lease.
     “Employees” means the persons employed by Genesis on the Closing Date to whom the Transfer Regulations apply under this Agreement.
     “Expenses” means, in the case of AerCap or Genesis, as the case may be, any fee, cost, expense, payment, expenditure or liability of such party or any of its subsidiaries (including all (x) change or control, severance and similar payments and (y) fees, expenses and disbursements of counsel, accountants, investment bankers, experts and consultants), whether incurred or payable prior to the date of this Agreement, from the date of this Agreement through Closing or at or after the Closing, that would not otherwise have been incurred by such party or its subsidiaries but for the negotiation, execution and delivery of this Agreement and the performance or consummation of the transactions contemplated hereby, including any that relate to: (i) the due diligence review performed by either party hereto or their respective Representatives, including the furnishing of information in connection with such review, (ii) the authorization, preparation, negotiation, drafting, review, execution and performance of this Agreement (including the Genesis Disclosure Letter and the AerCap Disclosure Letter) or any other certificate, opinion, contract or other instrument or document delivered or to be delivered in connection with the transactions contemplated under this Agreement, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated under this Agreement, or the obtaining of any consent, amendment, waiver or approval required to be obtained in connection with the transactions contemplated by this Agreement, to, with or from any Governmental Entity or other person, and (iv) the consummation of the transactions contemplated by this Agreement.

     “Genesis Benefit Plan” means only those Compensation and Benefit Plans, whether or not subject to ERISA or written or unwritten, and (i) that are maintained by, sponsored in whole or in part by, or contributed to by Genesis or its subsidiaries for the benefit of their employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or (ii) with respect to which Genesis or any of its subsidiaries have or may have any outstanding liability.
     “Genesis Restricted Share” means an outstanding restricted Genesis Common Share under any Genesis Share Plan.
     “German Approval” means the German Federal Cartel Office: (i) has declared in writing during the initial investigation (Vorprüfverfahren) that the requirements for a prohibition of the Amalgamation set forth in Section 36(1) of the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, “GWB”) are not fulfilled; or (ii) has issued a decision in accordance with Section 40(2) sentence 1 GWB to the effect that the Amalgamation has been cleared; or (iii) has not opened an in-depth-investigation (Hauptprüfverfahren) within one month from submission of a complete notification pursuant to Section 40(1) GWB; or (iv) has notified AerCap, Amalgamation Sub and/or Genesis that it will enter into an in-depth-investigation, has not issued a decision within four (4) months from submission of a complete notification to the German Federal Cartel Office, or an extended waiting period (if agreed upon with Amalgamation Sub) pursuant to Section 40(2) GWB has expired without the German Federal Cartel Office having issued a prohibition order.
     “German Regulation” means the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen).
     “Indian Approval” means receipt of approval for the Amalgamation from the Competition Commission of India or termination or expiry of the applicable waiting periods (and any extension thereof) under the Indian Regulation.
     “Indian Regulation” means Sections 5 and 6 and related provisions of the Indian Competition Act (2002) and other legal provisions, which govern merger control filing and approval requirements in India.
     “Intellectual Property” means (i) trademarks, service marks, Internet domain names, logos, trade dress, trade names, corporate names and any and every other form of trade identity or indicia of origin, and the goodwill associated therewith and symbolized thereby; (ii) inventions, discoveries and patents, and the improvements thereto; (iii) published and unpublished works of authorship and the copyrights therein and thereto (including databases and other compilations of information, computer and electronic data processing programs and software, in both source code and object code); (iv) trade secrets, confidential business and technical information and any other confidential information (including ideas, research and development, know-how, formulae, calculations, algorithms, models, designs, processes, business methods, customer lists and supplier lists) (collectively, “Trade Secrets”); (v) all rights in data and data bases; (vi) all other intellectual property or similar proprietary rights; and (vii) all applications, registrations and renewals for the foregoing.

     “Lease” means, with respect to each Aircraft, any aircraft or engine lease relating to that Aircraft, or any other engine lease.
     “Lease Documents” means, with respect to each Aircraft or each Engine, the Lease and all other material agreements (including any assignments, novations, side letters, amendments, waivers, modifications, assignment of warranties or option agreements) delivered in connection with, or relating to, the Lease of that Aircraft or Engine, as the case may be.
     “Lessee” means, with respect to each Aircraft or each Engine, the operating lessee of that Aircraft or Engine, as the case may be.
     “Lessee Furnished Equipment” means, with respect to each Aircraft, any appliances, parts, accessories, instruments, navigational and communications equipment, furnishings, modules, components and other items of equipment, installed in or furnished with that Aircraft on the Closing Date which in accordance with the terms of the Lease Documents for that Aircraft remains the property of Lessee following the return of the Aircraft to lessor.
     “Liquidity Facility” means the Revolving Credit Agreement, dated as of December 19, 2006, among Genesis Funding Limited, as Borrower, Calyon (as assignee of PK AirFinance US, Inc.), as Liquidity Facility Provider, and Deutsche Bank Trust Company Americas, as Cash Manager Relating to Genesis Funding Limited Class G-1 Notes.
     “Manuals and Technical Records” means, with respect to each Aircraft or each Engine, all records, logs, technical data and manuals relating to the maintenance and operation of such Aircraft (including all documents defined as “Aircraft Documentation” under the relevant Lease) or such Engine, which the Lessee of such Aircraft is required by the terms of the relevant Lease to return to the lessor under such Lease upon the expiration or termination of the term of such Lease.
     “Material Adverse Effect” means, with respect to either AerCap or Genesis, as the case may be, any change, state of facts, circumstance, event or effect that is materially adverse to (A) the financial condition, businesses or results of operations of such party and its subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from:
          (i) changes in economic, market, business, regulatory or political conditions generally in the United States, its jurisdiction of organization or any other jurisdiction in which such party operates, or in the global financial markets generally or in the financial markets of any such jurisdiction;
          (ii) changes, circumstances or events generally affecting the industry in which such party operates;
          (iii) changes in any Law;
          (iv) changes in generally accepted accounting principles (or local equivalents in the applicable jurisdiction) (“GAAP”), including accounting and financial reporting pronouncements by the Securities and Exchange Commission (the “SEC”), the

Financial Accounting Standards Board, the Council for Annual Accounting (Raad voor de Jaarverslaggeving) or the Bermuda Monetary Authority, as the case may be;
          (v) a change in the trading prices or volume of such party’s capital stock (provided that, this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (v) has resulted in, or contributed to, a Material Adverse Effect);
          (vi) a change resulting from any failure to meet any published revenue, earnings or other performance projections relating to such party for any period ending (or for which any such projections are released) on or after the date of this Agreement (provided that, this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (vi) has result in, or contributed to, a Material Adverse Effect);
          (vii) the commencement, occurrence or continuation of any hostilities, act of war, sabotage, terrorism or military actions, or any natural disasters or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions or natural disasters;
          (viii) the execution, delivery and announcement of this Agreement and the transactions contemplated hereby; or
          (ix) any action or failure to act required to be taken by AerCap or Amalgamation Sub or any of their affiliates (in the case of a Genesis Material Adverse Effect) or Genesis or any of its affiliates (in the case of an AerCap Material Adverse Effect) pursuant to the terms of this Agreement;
except in the case of the foregoing clauses (i), (ii), (iii), (iv) and (vii) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on such party and its subsidiaries taken as a whole relative to other similarly situated persons in the aircraft leasing industry, and/or (B) the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
     “Permitted Encumbrance” means (a) with respect to any Aircraft (i) any “Permitted Encumbrances” (or any other phrase with substantially similar meaning) under the terms of the relevant Lease Documents; (ii) liens for which the applicable Lessee (other than AerCap, Genesis or their respective subsidiaries, as applicable) is responsible or for which the applicable Lessee is to indemnify the lessor under the terms of the applicable Lease; (iii) liens which do not materially detract from the value of such Aircraft or AerCap’s, Genesis’s or their respective subsidiaries’, as applicable, leasehold interest in such Aircraft, or materially interfere with the use of such Aircraft in substantially the manner used before the date of this Agreement or (iv) liens granted pursuant to any financing disclosed under the AerCap Disclosure Letter of Genesis Disclosure Letter, as applicable; and (b) with respect to any asset (i) statutory liens securing payments not yet due; (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties;

(iii) restrictions on transfer imposed by Law; (iv) assets (other than an Aircraft) pledged or transferred to secure reinsurance or retrocession obligations; (v) ordinary-course securities lending and short-sale transactions; (vi) investment securities held in the name of a nominee, custodian or other record owner; (vii) statutory deposits; or (viii) statutory liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith, to the extent adequate reserves have been established in accordance with GAAP.
     “Service Provider Agreements” means, collectively, those agreements set forth on Schedule II hereto; and “Service Provider Agreement” means any one of the foregoing.
     “Servicing Agreements” means, collectively, that certain (i) Master Servicing Agreement, dated as of December 19, 2006, between Servicer and Genesis (the “Master Servicing Agreement”), (ii) Servicing Agreement dated, as of December 19, 2006, among Servicer, Genesis Funding Limited and Financial Guaranty Insurance Company (the “Securitization Servicing Agreement”), (iii) Servicing Agreement, dated as of April 5, 2007, between Servicer and Genesis Acquisition Limited (the “GAL Servicing Agreement”), (iv) Westpark Servicing Agreement, dated as of June 13, 2008, between Servicer and Westpark 1 Aircraft Leasing Limited (the “Westpark Servicing Agreement”), (v) GLS Atlantic Servicing Agreement, dated as of June 26, 2008, among Servicer, GLS Atlantic Alpha Limited and GLS Norway Alpha AS (the “Atlantic Servicing Agreement”) and (vi) GPL Servicing Agreement, dated as of September 16, 2008, between Servicer and Genesis Portfolio Funding I Limited (the “GFPL Servicing Agreement”); and “Servicing Agreement” means any one of the foregoing.
     “Tax” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, premium, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.
     “Tax Asset” means any loss, net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other credit or Tax attribute that could be carried forward or carried back to reduce Taxes.
     “Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Genesis, AerCap or any subsidiaries thereof.

     “Taxing Authority” means the United States Internal Revenue Service or any other Governmental Entity responsible for the administration of any Tax.
     “Transfer Regulations” means the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003.
     “Turkish Approval” means the Turkish Competition Board has (i) cleared the Amalgamation pursuant to Turkish Law No. 4054 on the Protection of Competition, without any conditions or orders, including by issuance of an explicit decision containing an approval or an implicit approval within the meaning of Articles 10 and 48 of the Turkish Law No. 4054 on the Protection of Competition or (ii) issued a negative clearance decision for the Amalgamation, pursuant to Turkish Law no. 4054 on the Protection of Competition.
     “Turkish Regulation” means Law No. 4054 on the Protection of Competition of Turkey.
          (b) Each of the following terms is defined in the provision listed opposite such term:

Defined Term	Section
2010 AGM	6.14(b)
Acquisition Proposal	6.5(a)(i)
Acquisition Transaction	9.13(a)
ADR	2.1
ADS	2.1
AerCap	Introduction
AerCap Benefit Plan	9.13(a)
AerCap Common Share	2.1(a)
AerCap Disclosure Letter	ARTICLE III
AerCap Material Contract	3.12(a)
AerCap Share Plans	3.2(a)
affiliate	9.3
Agreement	Introduction
Agreement Waivers	Recitals
Aircraft	9.13(a)
Amalgamated Company	1.3
Amalgamation	Recitals
Amalgamation Agreement	1.1
Amalgamation Application	1.1
Amalgamation Consideration	2.1(a)
Amalgamation Sub	Introduction
Applicable Meeting	6.14(b)
Atlantic Servicing Agreement	9.13(a) (See “Servicing Agreements”)
Bermuda Opinion	7.2(d)
business day	9.3
Certificate of Amalgamation	1.1
Change in Genesis Recommendation	6.4(a)
Chosen Courts	9.10

Defined Term	Section
Closing	1.2
Closing Date	1.2
Code	Recitals
Companies Act	Recitals
Compensation and Benefit Plan	9.13(a)
Competition Law	9.13(a)
Confidentiality Agreement	6.2(b)
control	9.3
Deposit Agreement	9.13(a)
Depositary	9.13(a)
Dissenting Shareholder	2.1(c)
Dissenting Shares	2.1(c)
DTC	2.2(b)
DVB/KFW/HSH Facility	9.13(a)
Effective Time	1.1
Employees	9.13(a)
Engine	9.13(a)
ERISA	3.13(e)
Exchange Act	3.4(a)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
Expenses	9.13(a)
First EGM	6.14(a)
Form F-4	6.1(a)
GAAP	9.13(a) (See “Material Adverse Effect”)
GAL Servicing Agreement	9.13(a) (See “Servicing Agreements”)
Genesis	Introduction
Genesis Benefit Plan	9.13(a)
Genesis Certificate	2.1
Genesis Common Share	2.1
Genesis Disclosure Letter	ARTICLE IV
Genesis Material Contract	4.13(a)
Genesis Nominees	6.14(a)
Genesis Recommendation	4.9
Genesis Restricted Share	9.13(a)
Genesis Share Option	2.3(a)
Genesis Share Plans	4.2(a)
Genesis Shareholders Meeting	6.1(d)
German Approval	9.13(a)
German Regulation	9.13(a)
GFPL Servicing Agreement	9.13(a) (See “Servicing Agreements”)
Governmental Entity	3.3(c)
GWB	9.13(a) (See “German Approval”)
HSR Act	3.3(c)

Defined Term	Section
Indemnified Parties	6.7(a)
Indian Approval	9.13(a)
Indian Regulation	9.13(a)
Intellectual Property	9.13(a)
knowledge	9.3
Laws	3.5(a)
Lease	9.13(a)
Lease Documents	9.13(a)
Legal Proceedings	3.6
Lessee	9.13(a)
Lessee Furnished Equipment	9.13(a)
Liquidity Facility	9.13(a)
Listed AerCap Common Shares	6.12
Manuals and Technical Records	9.13(a)
Master Servicing Agreement	9.13(a) (See “Servicing Agreements”)
Material Adverse Effect	9.13(a)
New Option	2.3(a)
Notice of Superior Proposal	6.5(d)
Notice Period	6.5(d)
NYSE	3.3(c)
Outside Date	8.1(c)
party; parties	9.3
Permits	3.5(a)
Permitted Encumbrance	9.13(a)
person	9.3
Proxy Statement/Prospectus	6.1(a)
Registrar	1.1
Representatives	6.2(a)
Required Genesis Vote	4.10
Requisite Regulatory Approvals	7.1(c)
SEC	9.13(a) (See “Material Adverse Effect”)
SEC Documents	3.4(a)
Second EGM	6.14(b)
Securities Act	3.4(a)
Securitization Servicing Agreement	9.13(a) (See “Servicing Agreements”)
Servicer	Recitals
Servicing Agreements	9.13(a)
Service Provider Agreements	9.13(a)
Share Issuance	Recitals
subsidiary	9.3
Superior Proposal	6.5(f)
Tax	9.13(a)
Tax Asset	9.13(a)
Tax Return	9.13(a)
Taxing Authority	9.13(a)

Defined Term	Section
Termination Fee	8.2(b)
Trade Secrets	9.13(a) (See “Intellectual Property”)
Transfer Regulations	9.13(a)
Turkish Approval	9.13(a)
Turkish Regulation	9.13(a)
U.S., United States	9.3
US dollar, dollars, US$, $	9.3
Voting Debt	3.2(d)
Westpark Servicing Agreement	9.13(a) (See “Servicing Agreements”)
willful and material breach	8.2(a)
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     IN WITNESS WHEREOF, Genesis Lease Limited, AerCap Holdings N.V. and AerCap International Bermuda Limited have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

GENESIS LEASE LIMITED
By:	/s/ John McMahon
	Name:	John McMahon
	Title:	Chairman, President and Chief Executive Officer

AERCAP HOLDINGS N.V.
By:	/s/ Klaus Heinemann
	Name:	Klaus Heinemann
	Title:	Chief Executive Officer

AERCAP INTERNATIONAL BERMUDA LIMITED
By:	/s/ Thomas Kelly
	Name:	Thomas Kelly
	Title:	Director